                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           CONTINENTAL AIRLINES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------

   (5)  Total fee paid:
        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:
        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:
        -----------------------------------------------------------------------

   (3)  Filing Party:
        -----------------------------------------------------------------------

   (4)  Date Filed:
        -----------------------------------------------------------------------

                          [CONTINENTAL AIRLINES LOGO]

                                 March 6, 2002

To Our Stockholders:

     On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2002 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Doubletree Hotel, 400 Dallas Street, Houston, Texas on Wednesday, April 17, 2002, at 10:00 a.m., local time. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

     Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

                                          Cordially,

                                        /s/ GORDON BETHUNE
                                          Gordon Bethune
                                          Chairman of the Board and Chief
                                          Executive Officer

                                          /s/ LARRY KELLNER
                                          Larry Kellner
                                          President

                           CONTINENTAL AIRLINES, INC.
                         1600 SMITH STREET, DEPT. HQSEO
                              HOUSTON, TEXAS 77002

                             ---------------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 2002

                             ---------------------

     The 2002 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Doubletree Hotel, 400 Dallas Street, Houston, Texas on Wednesday, April 17, 2002, at 10:00 a.m., local time, for the following purposes:

          1. To elect thirteen directors to serve until the next annual meeting of stockholders;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2002; and

          3. To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or adjournments thereof.

     The holders of record of the company's common stock at the close of business on February 25, 2002 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

                                            /s/ Jeffery A. Smisek
                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
March 6, 2002

     PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. ALTERNATIVELY, YOU MAY DATE, SIGN AND MAIL THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING IN PERSON AND WANT TO WITHDRAW YOUR PROXY, YOU MAY DO SO AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND VOTE IN PERSON ON ALL MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                           CONTINENTAL AIRLINES, INC.
                         1600 SMITH STREET, DEPT. HQSEO
                              HOUSTON, TEXAS 77002

                             ---------------------

                                PROXY STATEMENT

                      2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 2002

                             ---------------------

                                  THE MEETING

PURPOSE, PLACE, DATE AND TIME

     We are providing this proxy statement to you in connection with the solicitation on behalf of Continental's board of directors of proxies to be voted at the company's 2002 annual stockholders meeting or any postponement or adjournment of that meeting. The meeting will be held at The Doubletree Hotel, 400 Dallas Street, Houston, Texas on Wednesday, April 17, 2002, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2002 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied or preceded by a copy of our 2001 Annual Report, are being first mailed or otherwise delivered to stockholders on or about March 6, 2002.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM; VOTE REQUIRED

     Stockholders of record at the close of business on February 25, 2002, the record date, are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 63,627,261 shares of Class B common stock, which we refer to simply as "common stock." Subject to certain limitations on voting by non-U.S. citizens, as described below, each share of our common stock is entitled to one vote per share.

     Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a "U.S. citizen" means:

     - an individual who is a citizen of the United States;

     - a partnership, each of whose partners is an individual who is a citizen of the United States; or

     - a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-citizens of the United States, taken alone, is not indicative of foreign control of the air carrier.

     In order to comply with these rules, our certificate of incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. An affiliate of AXA Financial, Inc. has requested that all shares beneficially owned by AXA Financial, Inc. and its affiliates be included on our foreign stock record. See "Voting Rights and Principal Stockholders." Because of the number of shares currently held by AXA Financial, Inc. and its affiliates, the registration on our foreign stock record, and thus the voting, of shares owned by any other Continental stockholders that are not U.S. citizens is currently precluded.

     A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the annual meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as would broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. However, the nature of the proposals to be considered at the meeting allows brokers discretionary voting in the absence of timely instructions from beneficial owners, so there should not be any broker non-votes in connection with the meeting.

     Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal. Directors are elected by a plurality of the votes cast for directors, while ratification of the appointment of independent auditors requires approval by a majority of the votes cast on this proposal.

VOTING OF PROXIES

     Although you may return the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, we ask that you vote instead by internet or telephone, which saves us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

     SHARES HELD BY YOU OF RECORD. Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental's transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.eproxy.com/cal or telephonically by calling Mellon Investor Services at 1-800-435-6710. Proxies submitted through Mellon Investor Services by internet or telephone must be received by 4:00 p.m. eastern time on April 16, 2002. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

     SHARES HELD IN A BANK OR BROKERAGE ACCOUNT. A number of banks and brokerage firms participate in a program, separate from that offered by Mellon Investor Services, that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on April 16, 2002. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

     The internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

REVOCATION OF PROXIES

     You can revoke your proxy before it is exercised at the meeting in any of three ways:

     - by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

     - by timely submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed; or

     - by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

EXPENSES OF SOLICITATION

     In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax or in person by regular employees and directors of Continental, none of whom will receive additional compensation for that solicitation. In addition, we have retained Mellon Investor Services to assist in the solicitation of proxies for a fee estimated not to exceed $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

OTHER MATTERS TO BE ACTED ON AT THE ANNUAL MEETING

     We will not act on any matters at the meeting other than those indicated on the accompanying Notice and procedural matters related to the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     We have one class of voting securities outstanding, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of February 25, 2002 (except as otherwise set forth below), information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities. The table also sets forth the respective voting power of those persons, which may vary from the percentage of shares held due to the restrictions on foreign voting. Since these restrictions may decrease the voting power of some non-U.S. citizens, they may effectively increase the voting power of U.S. citizens.

                                                               BENEFICIAL
                                                              OWNERSHIP OF
NAME AND ADDRESS OF                                             CLASS B       PERCENT     VOTING
BENEFICIAL HOLDER                                             COMMON STOCK    OF CLASS   POWER(1)
-------------------                                           ------------    --------   --------
AXA Financial, Inc. ........................................   16,073,308(2)   25.3%      25.0%
  1290 Avenue of the Americas
  New York, NY 10104
Capital Research and Management Company.....................    5,565,000(3)    8.8%       8.8%
  333 South Hope Street
  Los Angeles, CA 90071
Wellington Management Company, LLP..........................    5,557,500(4)    8.7%       8.8%
  75 State Street
  Boston, MA 02109
Capital Growth Management Limited Partnership...............    4,058,500(5)    6.4%       6.4%
  One International Place, 45th Floor
  Boston, MA 02110

---------------

(1) As described above under "Stockholders Entitled to Vote," voting by persons who are not U.S. citizens is limited by statute to 25% of Continental's voting power, and our certificate of incorporation and bylaws restrict voting of our stock to ensure compliance with these laws. Also as described above, an affiliate of AXA Financial, Inc. has requested that all of the shares beneficially owned by AXA Financial, Inc. and its affiliates be included on our foreign stock record, which currently precludes inclusion on that record (and voting) of our common stock by any of our other stockholders that are not U.S. citizens. If an appropriate regulatory or judicial authority determined that the voting by AXA Financial, Inc. or its affiliates of all their shares would not violate the statutory restrictions, then the current voting limitations would no longer be in effect with respect to those shares, and the voting power of shares held by all of our stockholders would be proportional to their beneficial ownership of our common stock.

(2) According to an amendment to Schedule 13G filed with the SEC pursuant to the Exchange Act in January 2002, the AXA Parties may be deemed to have owned as of December 31, 2001, for purposes of Regulation 13D-G, up to 16,073,308 shares of our common stock. The AXA Parties are comprised of (i) AXA, a French company ("AXA"), (ii) AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, each a French mutual insurance company (collectively referred to as "Mutuelles AXA"), (iii) AXA Financial, Inc., a Delaware corporation, and (iv) Alliance Capital Management L.P. (a subsidiary of AXA Financial, Inc.). AXA and Mutuelles AXA have disclaimed beneficial ownership of the securities held by AXA Financial, Inc. and its subsidiaries for purposes of Regulation 13D-G, and AXA Financial, Inc. has not admitted that the shares beneficially owned by its affiliates are owned by non-U.S. citizens for purposes of U.S. federal aviation statutes or Continental's certificate of incorporation or bylaws. As to the amounts shown in the table, the AXA Parties may be deemed to have the following power over the shares: sole voting power (2,699,339), sole dispositive power (16,070,076), shared voting power (9,065,732) and shared dispositive power (3,232). According to the 13G amendment, only Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, NY 10105, which acts as an investment adviser, had an interest in the reported securities representing greater than 5% of the common stock.

(3) According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2002, Capital Research and Management Company, as an investment adviser, may be deemed to have owned the shares reflected in the table as of December 31, 2001. It disclaims beneficial ownership of all of the shares and has indicated in its filing that it has sole voting power over none of the shares, but has sole dispositive power over all of the shares.

(4) According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2002, Wellington Management Company, LLP, as an investment adviser, may be deemed to have owned the shares reflected in the table as of December 31, 2001. It reported that it has shared power to vote 486,200 of those shares and shared power to dispose of all of those shares. It also reported that none of its clients, other than Vanguard Windsor
    Funds -- Windsor Fund, 100 Vanguard Blvd., Malvern, PA 19355, was known by it to own more than five percent of the common stock.

(5) Based on information furnished to us by Capital Growth Management Limited Partnership, it is an investment adviser and may be deemed to have owned the shares reflected in the table as of February 15, 2002. It has advised us that it has sole power to vote 3,762,800 of those shares and shared power to dispose of all such shares. It disclaims any beneficial interest in the reported shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as of February 25, 2002, the number of shares of common stock beneficially owned by each of our current directors, our executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL      PERCENT
NAME OF BENEFICIAL OWNERS                                     OWNERSHIP(1)     OF CLASS
-------------------------                                     ------------     --------
Thomas J. Barrack, Jr. .....................................      30,000(2)        *
Gordon M. Bethune...........................................      21,891(3)        *
David Bonderman.............................................   1,130,168(4)      1.8%
Kirbyjon H. Caldwell........................................      15,288(5)        *
Michael H. Campbell.........................................         615           *
Patrick Foley...............................................      36,000(2)        *
Lawrence W. Kellner.........................................      20,814(6)        *
Douglas H. McCorkindale.....................................      36,000(2)        *
C.D. McLean.................................................      20,000(7)        *
George G. C. Parker.........................................      31,400(8)        *
Richard W. Pogue............................................      25,720(9)        *
William S. Price III........................................      39,929(8)        *
Jeffery A. Smisek...........................................      20,614(3)        *
Donald L. Sturm.............................................     286,749(10)       *
Karen Hastie Williams.......................................      30,000(2)        *
Charles A. Yamarone.........................................      41,000(11)       *
All executive officers and directors as a group.............   1,811,858(12)     2.8%

---------------

  *  Less than 1%

 (1) The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated.

 (2) Represents shares subject to vested director stock options.

 (3) Includes 20,000 restricted shares scheduled to vest in 50% increments on each of July 25, 2002 and 2003.

 (4) Includes 36,000 shares subject to vested director stock options, 209,589 shares held by 1998 CAI Partners, L.P. ("CAIP") and 704,096 shares held by Bonderman Family Limited Partnership ("BFLP"). 1992 Air GP is the general partner of CAIP and thus could be deemed to be the beneficial owner of the shares held by CAIP. 1992 Air, Inc. is the majority general partner of 1992 Air GP and thus could be deemed to be the beneficial owner of the shares attributable to 1992 Air GP. David Bonderman is the controlling shareholder of 1992 Air, Inc. and the sole general partner of BFLP and thus could be deemed to be the beneficial owner of the shares attributable to 1992 Air, Inc. and the shares owned by BFLP.

 (5) Includes 15,000 shares subject to vested director stock options.

 (6) Includes 20,000 restricted shares scheduled to vest in 50% increments on each of July 25, 2002 and 2003, and 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

 (7) Represents restricted shares scheduled to vest in 50% increments on each of July 25, 2002 and 2003.

 (8) Includes 30,000 shares subject to vested director stock options.

 (9) Includes 20,000 shares subject to vested director stock options.

(10) Includes 36,000 shares subject to vested director stock options.

(11) Includes 33,000 shares subject to vested director stock options.

(12) Includes 340,125 shares subject to vested options, or vesting within 60 days after February 25, 2002, which are held by executive officers and non-employee directors of Continental, and 80,000 restricted shares reflected in the foregoing footnotes.

                              GENERAL INFORMATION

BOARD OF DIRECTORS MEETINGS

     Regular meetings of our board of directors are generally held four times per year, and special meetings are scheduled when required. The board held five meetings in 2001.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee has the authority and power to act on behalf of the board of directors with respect to the appointment of our independent auditors and with respect to authorizing any special audit or audit-related activities which, in the committee's discretion, are deemed necessary to perform its functions. The committee reviews with management and the company's independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company's audited financial statements with management and the independent auditors. See "Report of the Audit Committee" below. The committee consists of three non-employee directors and met four times in 2001.

     The Executive Committee exercises certain powers of the board of directors between board meetings. The committee, which consists of three non-employee directors and one officer-director of the company, held no meetings in 2001, but took action by unanimous written consent.

     The Finance and Strategy Committee reviews our annual budget, our short and long-term strategic plans and our capital expenditure plans, and makes recommendations to the board of directors regarding implementation of those plans as the committee deems appropriate. The committee, which consists of two officer-directors and four non-employee directors, did not meet during 2001, but has met once to date in 2002.

     The Human Resources Committee has the authority and power to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by Continental and its subsidiaries, including approval of compensation, benefits, incentives and employment contracts. See "2001 Executive Compensation Report of the Human Resources Committee" below. The committee also administers our stock option plans, executive bonus program and other incentive programs. The committee consists of four non-employee directors and met four times in 2001.

     We do not have a nominating committee.

     During 2001, each director attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member.

COMPENSATION OF DIRECTORS

     Members of our board of directors who are not our full-time employees receive:

     - $35,000 per year;

     - $2,000 (or $3,000 for the chairperson) for each board and committee meeting physically attended;

     - $1,000 for each board meeting attended by telephone;

     - $500 for each committee meeting attended by telephone;

     - stock options to purchase 5,000 shares of common stock at the grant date fair market value following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting; and

     - lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards.

In addition, directors who conduct Continental business in their capacities as directors on Continental's behalf at the request of the board or the Chairman of the Board are paid (i) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting that business.

     During 2001, the value we imputed to the use of the flight benefits described above, including our reimbursement of related taxes, varied by director, but did not exceed $35,000 for any of the outside directors.

     Our full-time employees who serve as directors receive reimbursement of expenses incurred in attending meetings.

EXECUTIVE OFFICERS

     The following table sets forth information with respect to our current executive officers (all terms of office are more than five years unless otherwise indicated):

             NAME, AGE AND POSITION                      TERM OF OFFICE AND BUSINESS EXPERIENCE
             ----------------------                      --------------------------------------
GORDON M. BETHUNE, age 60.......................   Chairman of the Board and Chief Executive Officer.
  Chairman of the Board and Chief Executive        Director since 1994. Various positions with The
  Officer                                          Boeing Company from 1988-1994, including Vice
                                                   President and General Manager of the Commercial
                                                   Airplane Group Renton Division, Vice President and
                                                   General Manager of the Customer Services Division
                                                   and Vice President of Airline Logistics Support;
                                                   Director of: Honeywell International Inc.; ANC
                                                   Rental Corporation.
LAWRENCE W. KELLNER, age 43.....................   President since May 2001 and previously Executive
  President and Director                           Vice President and Chief Financial Officer;
                                                   Director since 2001; Director of Belden & Blake
                                                   Corporation.
C.D. McLEAN, age 60.............................   Executive Vice President and Chief Operating
  Executive Vice President and Chief Operating     Officer since May 2001 and previously Executive
  Officer                                          Vice President -- Operations.
JEFFERY A. SMISEK, age 47.......................   Executive Vice President -- Corporate and
  Executive Vice President -- Corporate and        Secretary since May 2001 and previously Executive
  Secretary                                        Vice President, General Counsel and Secretary;
                                                   Director of Varco International, Inc.
MICHAEL H. CAMPBELL, age 53.....................   Senior Vice President -- Human Resources and Labor
  Senior Vice President -- Human Resources and     Relations.
  Labor Relations
JAMES COMPTON, age 46...........................   Senior Vice President -- Pricing and Revenue
  Senior Vice President -- Pricing and Revenue     Management since February 2001. Vice President --
  Management                                       Pricing and Revenue Management (August 1999-
                                                   February 2001); Vice President -- Pricing (January
                                                   1998-August 1999) and previously Staff Vice
                                                   President -- Pricing.
MARK A. ERWIN, age 46...........................   Senior Vice President -- Airport Services.
  Senior Vice President -- Airport Services
J. DAVID GRIZZLE, age 47........................   Senior Vice President -- Corporate Development.
  Senior Vice President -- Corporate Development
GLEN W. HAUENSTEIN, age 41......................   Senior Vice President -- Scheduling since February
  Senior Vice President -- Scheduling              2001. Vice President Scheduling (January
                                                   1998-February 2001) and previously Staff Vice
                                                   President -- Scheduling.

             NAME, AGE AND POSITION                      TERM OF OFFICE AND BUSINESS EXPERIENCE
             ----------------------                      --------------------------------------
GERALD LADERMAN, age 44.........................   Senior Vice President -- Finance and Treasurer
  Senior Vice President -- Finance and Treasurer   since May 2001. Senior Vice President -- Finance
                                                   (January 2000-May 2001) and previously Vice
                                                   President -- Corporate Finance.
GEORGE L. MASON, age 55.........................   Senior Vice President -- Technical Operations.
  Senior Vice President -- Technical Operations
DEBORAH L. McCOY, age 47........................   Senior Vice President -- Flight Operations since
  Senior Vice President -- Flight Operations       September 1999. Vice President -- Flight Training
                                                   and Inflight (April 1997-September 1999) and
                                                   previously Staff Vice President -- Standards
                                                   Training and Performance; Director of Eaton Corp.
JEFFREY J. MISNER, age 48.......................   Senior Vice President and Chief Financial Officer
  Senior Vice President and Chief Financial        since November 2001. Senior Vice
  Officer                                          President -- Finance (May 2001-November 2001);
                                                   Vice President -- Finance and Treasurer (November
                                                   1999-May 2001) and previously Vice
                                                   President -- Treasury Operations.
JAMES B. REAM, age 46...........................   President and Chief Executive Officer of
  President and Chief Executive Officer of         ExpressJet Holdings, Inc. since July 2001, and
  ExpressJet Holdings, Inc.                        President of ExpressJet Airlines, Inc. since
                                                   October 1999. Senior Vice President -- Asia of
                                                   Continental Airlines, Inc. (March 1998-October
                                                   1999) and previously President and Chief Operating
                                                   Officer of Continental Micronesia, Inc.
BONNIE S. REITZ, age 49.........................   Senior Vice President -- Sales and Distribution.
  Senior Vice President -- Sales and
  Distribution
BARRY P. SIMON, age 59..........................   Senior Vice President -- International.
  Senior Vice President -- International
KUNIAKI (JUN) TSURUTA, age 66...................   Senior Vice President -- Purchasing and Materials
  Senior Vice President -- Purchasing and          Services.
  Materials Services
JOHN E. (NED) WALKER, age 49....................   Senior Vice President -- Worldwide Corporate
  Senior Vice President -- Worldwide Corporate     Communications since March 2000 and previously
  Communications                                   Vice President -- Corporate Communications.
JANET P. WEJMAN, age 44.........................   Senior Vice President and Chief Information
  Senior Vice President and Chief Information      Officer.
  Officer

     There is no family relationship between any of the executive officers. All officers are appointed by the board of directors to serve until their resignation, death or removal.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth (i) the aggregate amount of remuneration we paid during 2001, 2000 and 1999 to the chief executive officer and our four other most highly compensated executive officers in 2001, (ii) the number of shares of common stock subject to options granted to them during 2001 and the

Black-Scholes value of those options on the grant date, (iii) information regarding stock options they exercised in 2001, and (iv) information regarding long-term incentive awards made to them during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                               ------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                    ----------------------------------------   -----------------------   ----------
                                                                  OTHER        RESTRICTED   SECURITIES
                                                                 ANNUAL          STOCK      UNDERLYING      LTIP
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS(1)    COMPENSATION(2)   AWARDS(3)     OPTIONS      PAYOUTS
---------------------------  ----   --------    ----------   ---------------   ----------   ----------   ----------
Gordon M. Bethune.........   2001   $838,150(5) $  967,320(5)     $33,819      $        0     75,000     $2,345,625
  Chairman of the Board and  2000    966,879     2,145,540         3,830        1,620,000     75,000        781,875
  Chief Executive Officer    1999    860,840     6,390,500         6,012                0          0              0
Lawrence W. Kellner.......   2001   $571,106(5) $  660,422(5)     $11,242      $        0     55,000     $1,478,250
  President                  2000    580,781     1,095,710         8,833        1,620,000     30,000        390,094
                             1999    476,310     2,387,500         7,872                0          0              0
C.D. McLean...............   2001   $627,407    $  585,939       $20,343       $        0     40,000     $  937,500
  Executive Vice             2000    459,820       871,093         1,091        1,620,000     30,000        253,969
  President and Chief        1999    435,815     2,337,500         1,152                0          0              0
  Operating Officer
Jeffery A. Smisek.........   2001   $600,900    $  562,500       $ 9,430       $        0     40,000     $  900,000
  Executive Vice             2000    427,172       831,250         7,020        1,620,000     30,000        236,250
  President -- Corporate     1999    404,919     2,300,000         7,445                0          0              0
  and Secretary
Michael H. Campbell.......   2001   $470,230    $  435,939       $ 6,565       $        0     20,000     $  488,250
  Senior Vice President --   2000    405,815       698,750         6,229                0     20,000        149,625
  Human Resources            1999    385,435     1,675,000         4,666                0          0              0
  and Labor Relations


                                ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION(4)
---------------------------  ---------------
Gordon M. Bethune.........       $41,835
  Chairman of the Board and            0
  Chief Executive Officer              0
Lawrence W. Kellner.......       $ 4,489
  President                            0
                                       0
C.D. McLean...............       $26,100
  Executive Vice                       0
  President and Chief                  0
  Operating Officer
Jeffery A. Smisek.........       $ 4,236
  Executive Vice                       0
  President -- Corporate               0
  and Secretary
Michael H. Campbell.......       $     0
  Senior Vice President --             0
  Human Resources                      0
  and Labor Relations

---------------

(1) No quarterly bonuses, which are based on the company's performance, were earned for the fourth quarter of 2001. 1999 and 2000 include stay bonus amounts paid in connection with the acquisition by Northwest Airlines Corporation and its affiliates of certain of our capital stock in November 1998. The company also agreed to make charitable contributions in the executives' names, including to the We Care Trust (the employee assistance charitable fund of Continental), over those same periods in the amount of $340,000 in the case of Mr. Bethune and $250,000 in the case of each of Messrs. Kellner, McLean and Smisek.

(2) Represents tax adjustments relating to certain travel and term life insurance benefits we provided to the executives.

(3) Determined based on the closing price of the common stock on the date the restricted shares were granted. At the end of 2001, Messrs. Bethune, Kellner, McLean and Smisek each held 20,000 shares of restricted stock valued at $524,200 based on the December 31, 2001 closing price of the common stock of $26.21. The restricted shares vested or are scheduled to vest in 33 1/3% increments on each of July 25, 2001, July 25, 2002 and July 25, 2003. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares.

(4) Represents the dollar value of insurance premiums paid by the company with respect to term life insurance for the named executive pursuant to his employment agreement.

(5) In the wake of the September 11 terrorist attacks and the company's resulting reduction in force, Messrs. Bethune and Kellner voluntarily waived their salary and any cash bonuses otherwise earned by them as employees of the company with respect to the period between September 26, 2001 and December 31, 2001.

                             OPTION GRANTS DURING 2001

                                                       INDIVIDUAL GRANTS
                                     -----------------------------------------------------
                                     NUMBER OF     PERCENTAGE OF
                                     SECURITIES        TOTAL
                                     UNDERLYING   OPTIONS GRANTED   EXERCISE                 GRANT DATE
                                      OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION    PRESENT
NAME                                 GRANTED(1)     FISCAL YEAR     ($/SHARE)      DATE       VALUE(2)
----                                 ----------   ---------------   ---------   ----------   ----------
Gordon M. Bethune..................    75,000           4.7%         $49.80      5/15/06     $1,725,392
Lawrence W. Kellner................    55,000           3.4%         $49.80      5/15/06      1,265,287
C.D. McLean........................    40,000           2.5%         $49.80      5/15/06        920,209
Jeffery A. Smisek..................    40,000           2.5%         $49.80      5/15/06        920,209
Michael H. Campbell................    20,000           1.3%         $49.80      5/15/06        460,105

---------------

(1) The options were scheduled to vest in annual 25% increments commencing May 15, 2002. See note 1 to the table immediately below.

(2) Estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including expected stock price volatility. The model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, unlike our employee stock options. These differences and changes in the subjective input assumptions can materially affect the estimated values shown. Consequently, the model does not necessarily provide a reliable estimate of the options' value. The estimated values shown are based on the following input assumptions: risk-free interest rate of 4.8%; dividend yield of 0%; volatility factor of the expected market price of our common stock of 46%; and a weighted average expected life of the options of
    4.9 years.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                            SHARES                 OPTIONS AT FISCAL YEAR-END(1)       FISCAL YEAR-END(1)
                          ACQUIRED ON    VALUE     -----------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   ------------   --------------   -----------   -------------
Gordon M. Bethune.......         0      $      0        0               0              $0             $0
Lawrence W. Kellner.....         0             0        0               0               0              0
C.D. McLean.............         0             0        0               0               0              0
Jeffery A. Smisek.......         0             0        0               0               0              0
Michael H. Campbell.....    10,000       155,398        0               0               0              0

---------------

(1) As discussed in the 2001 Executive Compensation Report of the Human Resources Committee below, each of the named executives surrendered all of his stock options to the company in October 2001 for cancellation without remuneration. Consequently, no options were held at year-end and no values are shown.

                  LONG TERM INCENTIVE PLANS -- AWARDS IN 2001

     The following table sets forth awards granted in 2001 under our Long Term Incentive Performance Award Program (or LTIP) and our Officer Retention and Incentive Award Program (or Retention Program), each of which has been implemented under our Incentive Plan 2000.

                                                                      ESTIMATED FUTURE PAYOUTS
                                               PERFORMANCE OR             UNDER NON-STOCK
                         NUMBER OF SHARES,      OTHER PERIOD             PRICE-BASED PLANS
                              UNITS OR        UNTIL MATURATION  ------------------------------------
NAME                        OTHER RIGHTS         OR PAYOUT      THRESHOLD      TARGET      MAXIMUM
----                    --------------------  ----------------  ----------   ----------   ----------
Gordon M. Bethune.....  LTIP Awards  (1)          3 years       $1,759,219   $2,345,625   $3,518,438
                        6@37,500 PARs (2)           (2)                (2)          (2)          (2)
Lawrence W. Kellner...  LTIP Awards  (1)          3 years       $1,149,750   $1,478,250   $2,217,375
                        3@25,000 PARs               (2)                (2)          (2)          (2)
                        3@12,500 PARs (2)           (2)                (2)          (2)          (2)
C.D. McLean...........  LTIP Awards  (1)          3 years       $  703,125   $1,054,688   $1,406,250
                        3@15,000 PARs               (2)                (2)          (2)          (2)
                        3@12,500 PARs (2)           (2)                (2)          (2)          (2)
Jeffery A. Smisek.....  LTIP Awards  (1)          3 years       $  675,000   $1,012,500   $1,350,000
                        3@15,000 PARs               (2)                (2)          (2)          (2)
                        3@12,500 PARs (2)           (2)                (2)          (2)          (2)
Michael H. Campbell...  LTIP Awards  (1)          3 years       $  313,875   $  523,125   $  732,375
                        3@5,875 PARs                (2)                (2)          (2)          (2)
                        3@5,133 PARs (2)            (2)                (2)          (2)          (2)

---------------

(1) Amounts set forth in the table represent potential payout of awards under the LTIP based on awards made in 2001. Payouts are based on Continental's achievement of number 1 (maximum), 2 (target) or 3 (threshold) in EBITDAR margin ranking compared to an industry group. Payout is also contingent upon our achievement of a minimum average adjusted annual operating income hurdle over the three-year performance period and an overall payment cap.

(2) We are unable to estimate future payouts of the Retention Program awards. The payout of the PARs will generally not occur until and unless Continental realizes a gain on the applicable equity investment. No Retention Program awards paid out in 2001. During 2001, we made six awards of PARs (in the amounts set forth in the table) to each of the above named executive officers relating to six investments in five enterprises. Each PAR is a right, which generally vests quarterly over a four-year period, to receive a cash payment measured by a portion of the gain and profits associated with an equity holding of Continental or its subsidiaries in an e-commerce or internet-based business over the deemed initial base values. The PARs awarded in 2001 to Messrs. Bethune, Kellner, McLean, Smisek and Campbell relate to 3.75%, 2.5% (or 1.25%), 1.5% (or 1.25%), 1.5% (or 1.25%), and
    0.59% (or 0.51%), respectively, of the potential total gain attributable to each equity holding for which PARs were awarded. The Human Resources Committee has determined that the base values assigned to PARs relating to each of the investments, for purposes of the program, reflect fair market value (or, in some cases, the required minimum value set forth in the Retention Program) of the related investment at the date of grant of the respective awards. The aggregate base value of all six investments was approximately $24 million.

EMPLOYMENT AGREEMENTS

     AGREEMENT WITH MR. BETHUNE. We have entered into an employment agreement with Mr. Bethune, effective July 25, 2000, relating to his service as an officer and director of Continental. The agreement provides for:

     - an annual base salary of not less than $1,042,500 (Mr. Bethune voluntarily waived his salary for the period between September 26, 2001 and December 31, 2001);

     - participation in any cash bonus program we adopt at the maximum level available to any executive (and not less than the 0% to 125% of base salary paid or payable under our current executive bonus performance award program). Mr. Bethune voluntarily waived any cash bonuses otherwise earned by him for the period between September 26, 2001 and December 31, 2001;

     - a supplemental executive retirement plan (or SERP, as explained below), disability benefits and life insurance;

     - flight benefits substantially identical to those currently provided to non-employee directors (referred to below as "Flight Benefits"); and

     - perquisites and other matters.

     The agreement may be terminated at any time by either party, with or without cause. The agreement is in effect until July 25, 2005 and is automatically extended for an additional five-year period on each successive fifth anniversary of such date, unless earlier terminated or not extended by either party. If Mr. Bethune's employment agreement is not extended by him, or is terminated by Continental for cause (as described in the agreement) or by Mr. Bethune without good cause (as described in the agreement), he will receive:

     - a lump-sum payment of approximately $5.1 million, the amount to which he would have been entitled under his previous employment agreement if he had left our employ following the purchase in 1998 by Northwest Airlines Corporation and its affiliates of a majority of our voting power;

     - the SERP benefit; and

     - Flight Benefits and other perquisites (together with the SERP and lump-sum payments, the "Base Benefits").

     If we terminate his employment for reasons other than death, disability or cause, or if we do not extend his employment agreement, or if he terminates his employment agreement for good cause, then we must, in addition to providing the Base Benefits:

     - cause all options, shares of restricted stock, LTIP awards, Retention Program awards and similar incentives awarded to him to vest;

     - make a lump-sum cash severance payment to him (calculated as described below, the "Termination Payment");

     - provide him with out-placement, office and other perquisites for certain specified periods; and

     - provide him and his eligible dependents with certain insurance benefits.

In addition to these benefits, if we terminate his employment due to death or disability, in lieu of out-placement services and the Termination Payment, certain life insurance or disability payments, as applicable, would be made.

     The "Termination Payment" referred to above is equal to three times the sum of (a) his then current annual base salary and (b) the amount of such salary times 125%.

     We are required to maintain life insurance on Mr. Bethune's behalf in an amount not less than the Termination Payment. We will indemnify him for his tax obligations with respect to payments or other benefits under the agreement or otherwise to the extent that those payments or other benefits are subject to an excise or other special additional tax that would not have been imposed absent those payments or other benefits.

     Pursuant to the SERP, Mr. Bethune will receive a base retirement benefit in the form of an annual straight life annuity in an amount equal to the product of
(x) 2.5% times (y) the number of his credited years of service (as defined, which include additional credited years of service for each of the years 2000-2004 to induce him to remain in our employ, with Mr. Bethune receiving up to an additional 22 years of credited service if he receives a Termination Payment under his employment agreement) times (z) his final average compensation. Final average compensation includes salary and cash bonuses, other than bonuses paid prior to April 1, 1995, certain stay bonus amounts described in the Summary Compensation Table, amounts paid under the LTIP or the Retention Program, proceeds to him from any awards under any option, stock incentive or similar plan, and any Termination Payment or certain similar payments. Amounts payable under our general retirement plan are offset against the SERP benefit.

     AGREEMENTS WITH OTHER NAMED EXECUTIVES. We have also entered into employment agreements, effective July 25, 2000, with each of Messrs. Kellner, McLean, Smisek and Campbell, which provide for a current base salary of not less than $730,000, $625,000, $600,000 and $465,000, respectively. Mr. Kellner voluntarily waived his salary and any cash bonuses otherwise earned by him for the period between September 26, 2001 and December 31, 2001. The agreements also provide for participation in any cash bonus program we implement at the maximum level available to any other executive at a comparable level, a SERP with terms similar to that of Mr. Bethune and based on the executive's final average compensation, Flight Benefits, perquisites and other matters. Each of the agreements may be terminated at any time by either party, with or without cause. The agreements of Messrs. Kellner, McLean and Smisek are for five-year terms of employment ending in July 2005, while Mr. Campbell's agreement is for a three-year term ending in July 2003, and each agreement is otherwise similar to that of Mr. Bethune. However, the Termination Payments of Messrs. Kellner, McLean, Smisek and Campbell are limited to two times the sum of (a) the executive's then current annual base salary and (b) the amount of that salary times 125%, unless their termination occurs within two years following a change in control (in which case it is three times that sum), and there is no lump-sum payment included in their Base Benefits.

RETIREMENT PLAN

     The Continental Retirement Plan, adopted in 1988, is a noncontributory, defined benefit pension plan. The following table represents the estimated annual benefits payable in the form of a single life annuity to participants in specified service and compensation categories under the plan as it pertains to non-pilots. Under the plan, final average compensation means the average of the participant's highest five consecutive years of compensation during the last ten calendar years with Continental and its affiliates for participating employees other than pilots. For pilots, final average compensation means the average of the participant's highest 60 consecutive months of compensation during the last 120 months with Continental and its designated affiliates (with shorter averaging periods applying prior to January 1, 2003). Final average compensation includes regular pay and shift differential, and generally excludes bonuses, severance pay, incentive and other special forms of pay. Regulations under the Internal Revenue Code currently limit the compensation covered by the Retirement Plan to $170,000 for plan years beginning in 2001. This limit is indexed and is increased from time to time in accordance with IRS regulations. The table reflects benefit amounts calculated using the compensation limit and average social security wage base in effect for participants who reach age 65 in 2002.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                      ---------------------------------------------------------
FINAL AVERAGE COMPENSATION               5        10        15        20        25        30
--------------------------            -------   -------   -------   -------   -------   -------
$100,000............................  $ 7,363   $14,725   $22,088   $29,451   $36,814   $44,176
$125,000............................    9,413    18,825    28,238    37,651    47,064    56,476
$150,000............................   11,463    22,925    34,388    45,851    57,314    68,776
$170,000............................   13,103    26,205    39,308    52,411    65,514    78,616

     Messrs. Bethune, Kellner, McLean, Smisek and Campbell are estimated to have eight, seven, eight, seven and five credited years of service under the plan, respectively. In addition, each of their employment agreements provides for certain supplemental retirement benefits, which benefits will be offset by amounts received under the retirement plan. Under the plan, a retired participant's annual benefit commencing at or after the normal retirement age of 65 (60 in the case of pilots) is equal to 1.19% of the participant's final average compensation plus 0.45% of the participant's final average compensation (or a variable percentage in the case of pilots) in excess of the average Social Security wage base, multiplied by the participant's years of participation up to the applicable maximum years of participation. Special rules also apply for certain of our other work groups.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the Amex Airline Index, the Standard & Poor's Airline Index and the Standard & Poor's 500 Stock Index as if $100 were invested in the common stock and each of those indices on December 31, 1996.

                              [Performance Graph]

                                      12/31/96   12/31/97   12/31/98   12/31/99   12/29/00   12/31/01
                                      --------   --------   --------   --------   --------   --------
Continental Airlines................  $100.00    $170.35    $118.58    $157.08    $182.74    $ 92.78
Amex Airline Index(1)...............  $100.00    $166.97    $154.65    $160.61    $177.13    $ 93.04
S&P Airline Index...................  $100.00    $168.15    $162.55    $161.07    $239.78    $161.41
S&P 500 Index.......................  $100.00    $133.36    $171.48    $207.56    $188.66    $166.24

---------------

(1) Four graph lines are included this year in the performance graph. We have included the S&P Airline Index, which we have historically included in the graph, but will not include in the future. We will exclude it in the future because it includes only four airlines, and, as reflected in the graph, it has become less reflective of the airline industry as a whole than we believe was previously the case. We are adding to the graph this year, and plan to include in the future, the Amex Airline Index, which includes ten airlines and is thus more reflective of our comparative performance.

2001 EXECUTIVE COMPENSATION REPORT OF THE HUMAN RESOURCES COMMITTEE

  GENERAL COMPENSATION STRATEGY

     In 2001, the Human Resources Committee of the board of directors continued its prior compensation strategy, which is to:

     - Develop appropriate linkage between compensation levels and the creation of stockholder value

     - Provide a total compensation program capable of attracting, motivating and retaining employees of outstanding talent

     - Achieve competitiveness of total compensation

     - Focus on variable pay to provide incentive to improve performance

     In considering appropriate executive compensation levels, the committee applies these factors to available marketplace compensation data for certain non-airline companies with historical revenue and other characteristics deemed by the committee and its compensation consultants to be comparable to ours and also for U.S. airlines of comparable size, including some of the industry peer airlines shown in the performance graph. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. Because Continental competes for executive talent principally with companies other than airlines, the committee emphasizes compensation data from non-airline companies in its analysis of competitive compensation packages.

     During 2001, Continental continued implementing its previously announced plan to bring employee benefits to industry standard levels for all employees. The plan provides for increases in employee vacation, paid holidays, increased 401(k) matching cash contributions by the company and additional past service retirement credit. Nearly all of Continental's employees other than officers and other senior managers are incentivized through the company's profit sharing plan and on-time arrival bonus program, and all employees are able to participate in the company's employee stock purchase plan. Due to the challenges confronting the airline industry since September 2001, for the first time in six years, the company's profit sharing plan did not pay out for 2001. However, payouts to employees under Continental's on-time bonus arrival bonus program were the highest ever, as the company achieved outstanding on-time arrival performance.

     Executives' incentives are linked to Continental's performance through:

     - the executive bonus performance award program, which pays quarterly cash bonuses based on Continental's quarterly performance (this program paid no bonus for the fourth quarter of 2001);

     - a long term incentive performance award program, which pays cash bonuses based on Continental's performance over three-year rolling performance cycles;

     - the officer retention and incentive award program (Retention Program), designed to retain officers and encourage Continental's participation in more cost-effective distribution and marketing channels by allowing officers to participate in a portion of any gains and profits that the company realizes in its e-commerce and internet investments (this program had no payouts for 2001);

     - stock options (substantially all stock options held by executives were surrendered to the company for cancellation for no remuneration in October 2001); and

     - limited grants from time to time of restricted shares of our common stock.

     In conducting the programs applicable to executives, the committee considers the effects of section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company's stockholders. Certain of Continental's current compensation plans, such as its stock option plans, the executive bonus performance award program, the long term incentive performance award program and the officer retention and incentive award program, were designed to qualify as performance-based compensation under section 162(m), although the committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate. The salary of the Chief Executive Officer in excess of one million dollars and other awards, such as restricted stock grants, do not so qualify and are subject to the limitation on deductibility. Although some amounts recorded as compensation by the company to certain of the most highly compensated officers of the company with respect to 2001 were limited by section 162(m), that limitation did not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carryforwards.

     In October 2001, the Chief Executive Officer, the other executives named above in the summary compensation table, and the vast majority of Continental's other officers and management employees surrendered to the company for cancellation, for no remuneration, all of their outstanding stock options. In the wake of the September 11 terrorist attacks, the market value of the company's common stock had fallen significantly below the exercise prices of the surrendered options, destroying the incentives the options were designed to create. This surrender was made with the committee's knowledge; however, no arrangement was made or assurance given as to possible replacement incentives for these individuals. Current accounting rules impose detrimental variable accounting treatment of options awarded within six months of the surrender of certain other options. The committee does not wish to unnecessarily burden the company with such adverse accounting treatment. Because the committee believes it is important that management be appropriately incentivized, it is likely that stock options will be awarded to these individuals during 2002, using shares already available under the company's equity incentive plans or made available by the surrender of options last October.

     BASE SALARIES. The committee believes it is crucial for the company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of our executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

     INCENTIVE COMPENSATION. The committee believes that appropriate base salaries must be coupled with incentive compensation that not only attracts and retains qualified employees, but also rewards them for increased performance. Compensation linked to the performance of our common stock is one of the best incentives to align management's interests with those of stockholders and to enhance performance. In addition, through the adoption of the Incentive Plan 2000, the committee sought to define performance criteria relative to our competitors, mitigate the dilutive effect of relying solely on common stock-based awards as incentive compensation, and develop programs designed to retain management in the face of significant employment opportunities and recruiting efforts from other companies. The committee has implemented stock option plans for Continental's executive officers and other senior managers, and an employee stock purchase plan open to all of Continental's employees, each of which is designed to encourage employees, including the company's executive officers and key employees, to identify their interests with those of stockholders and enhance Continental's performance. In addition, the company has for many years maintained a profit sharing plan, under which 15% of the company's pre-tax earnings (before unusual or nonrecurring items) is distributed to substantially all non-management employees (other than employees whose collective bargaining agreement provides otherwise or limits participation or who participate in profit sharing arrangements required by foreign law) each year on a pro rata basis according to specified earnings. Finally, the company has an executive bonus performance award program, a long term incentive performance award program, an officer retention and incentive award program, and other programs to focus employees on common goals and to encourage them to work together to achieve profitability. The committee believes that these incentives play a significant part in Continental's performance and success.

  2001 EXECUTIVE COMPENSATION

     BASE SALARIES. In 2001, the base salaries of three of our senior executives listed in the Summary Compensation Table (excluding our Chief Executive Officer and our President) were increased to make them more competitive and to reward their performance, and the base salary of our President was increased upon his appointment as President.

     STOCK AND OTHER INCENTIVES. Consistent with our compensation strategy, stock options were awarded to certain officers and key employees during 2001, although, as described above, the vast majority of these were surrendered to the company for cancellation in October 2001. These options bore five-year terms and were scheduled to vest ratably over four years. Officers also received awards under the company's long-term incentive award program and its Retention Program.

     OTHER PLANS AND PROGRAMS. The executive bonus performance award program makes our executive officers and certain additional officers recommended by the Chief Executive Officer and approved by the committee eligible to receive on a fiscal quarterly basis a cash bonus of up to 125% of their salary for that quarter based on Continental's cumulative net income earned through that quarter as compared to the cumulative net income targeted through that quarter in a financial plan adopted by the committee. The program also provides an alternate target for bonus payments of achievement of number 1, 2 or 3 in EBITDAR margin ranking by Continental as compared to an industry group, together with achievement of an operating income hurdle. No quarterly bonuses were earned for the fourth quarter of 2001. The company also maintains a deferred compensation plan in which directors and officers of the company may participate.

  2001 CEO COMPENSATION

     Mr. Bethune's salary was unchanged in 2001. On September 26, 2001, in the wake of the September 11 terrorist attacks and the company's resulting reduction in force, Mr. Bethune and the company's President, Mr. Kellner, voluntarily waived their salary and any cash bonuses otherwise earned by them as employees of the company with respect to the period between September 26, 2001 and December 31, 2001. Along with other executive officers, Mr. Bethune received bonus amounts in 2001 under the executive bonus performance award program reflecting Continental's success during the first three quarters of 2001, and received stock options, awards under the long term incentive award program and awards under the Retention Program. Mr. Bethune surrendered all his stock options to the company for no remuneration in October 2001.

                                            Respectfully submitted,
                                            HUMAN RESOURCES COMMITTEE
                                            Thomas J. Barrack, Jr., Chairman
                                            Kirbyjon H. Caldwell
                                            George G. C. Parker
                                            Charles A. Yamarone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our executive compensation programs are administered by the Human Resources Committee of the board of directors. The committee is currently composed of four independent, non-employee directors, and no member of the committee has been an officer or employee of Continental or any of its subsidiaries.

CERTAIN TRANSACTIONS

     In January 2001, we paid 1992 Air, Inc. $10 million in cash for its sale to us of its right of first offer to purchase the shares of Class A common stock that we purchased from Northwest Airlines Corporation and an affiliate. 1992 Air, Inc. is an affiliate of David Bonderman, one of our directors.

     Two of our directors, Mr. Bonderman and William Price, indirectly control a significant voting interest in America West Holdings Corporation. In 1994, we entered into a series of agreements with America West Airlines, Inc., a subsidiary of America West Holdings Corporation, related to code-sharing and ground handling that have created substantial benefits for both airlines. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, we paid America West Airlines $25 million in 2001, and they paid us $30 million.

     In 2000, we entered into a marketing agreement with CIMO, Inc. (d/b/a Hotwire), a web-based travel services company. Two of our directors, Messrs. Bonderman and Price, indirectly control significant equity interests in Hotwire. As of December 31, 2001, we owned approximately 9% of the equity interest in Hotwire, and, in January 2002, we purchased $1.6 million of redeemable preferred stock of Hotwire in a transaction in which other airlines made similar investments. We sold Hotwire approximately $19 million of air travel tickets during 2001. Other airlines own equity interests in Hotwire, and also sell air travel tickets to Hotwire. The distribution services provided by Hotwire are considered normal to the daily operations of both Hotwire and us.

     In November 2000, we entered into a number of agreements with Northwest Airlines Corporation and some of its affiliates under which we repurchased in January 2001 most of our Class A common stock owned by Northwest for $450 million. In November 1998, we began implementing with Northwest Airlines, Inc. a long-term global alliance involving extensive code-sharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of this alliance, we paid Northwest Airlines, Inc. $36 million in 2001 and they paid us $19 million.

     Karen Hastie Williams, one of our directors, is a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of three non-employee members of the board of directors. Each year, directors being considered for inclusion on the committee provide a written statement to the full board detailing any relationships they have with the company, directly or indirectly, that might affect their independence from the company. Based in part on these representations, the board elects the committee members if it determines that
(1) all of them are "independent" as that concept is defined in the applicable rules of the New York Stock Exchange, (2) all of them are financially literate and (3) at least one of them has accounting or related financial management expertise.

     The board of directors has elected the undersigned as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable New York Stock Exchange rules. The board has approved the charter, consistent with those rules, and the company furnishes annually a written affirmation to the New York Stock Exchange relating to clauses 1-3 of the foregoing paragraph and the adequacy of the Audit Committee charter. Among other enumerated responsibilities, the charter requires the committee to:

          (a) obtain annually from the independent auditors a written communication delineating all relationships between such auditors and the company as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" ("ISB 1");

          (b) discuss with the independent auditors the nature and scope of any disclosed relationships and professional services and take, or recommend the board take, appropriate action to ensure the continuing independence of the auditors;

          (c) review the annual financial statements of the company, and the related management's discussion and analysis of financial condition and results of operations, prior to the filing thereof with the Securities and Exchange Commission;

          (d) based on the review and discussion of the audited financial statements with management and the independent auditors, recommend to the board whether to include the audited financial statements in the company's annual report on Form 10-K; and

          (e) discuss any other matters required to be communicated to the Committee by the independent auditors, including those matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees" ("SAS 61").

     In addition to the specified responsibilities, the committee meets with various employees during the year and has access to any of the company's employees or advisers with whom it desires to communicate. The committee reviews regularly with management and the independent auditors a range of subjects, including developing accounting practices and policies, the provision of non-audit services by the independent auditors to the company, and any key personnel hired by the company who have worked in the past for the independent auditors.

     Notwithstanding the foregoing, the charter clarifies that it is not the duty of the committee to plan or conduct audits, to determine that the company's financial statements are complete, accurate or in accordance with generally accepted accounting principles, or to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws, regulations or the company's internal policies. Management is responsible for the company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards.

     The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits, as well as the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee also reviewed with the independent auditors (1) their judgments as to the quality, and not just the acceptability, of the company's accounting policies, (2) the written communication required by ISB 1 and (3) the other matters required to be discussed with the committee under auditing standards generally accepted in the United States, including SAS 61. Based on its reviews and discussions, including private discussions with the independent auditors and the company's internal auditors, as set forth above, the committee recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the company's annual report on Form 10-K for the year ended December 31, 2001. The committee also determined that the non-audit services provided by the independent auditors to the company and discussed below under Proposal 2 are compatible with maintaining the independence of the independent auditors.

                                            Respectfully submitted,
                                            AUDIT COMMITTEE
                                            Karen Hastie Williams, Chairperson
                                            Patrick Foley
                                            Donald L. Sturm

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board of directors.

     Our board of directors currently consists of thirteen persons. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

     The following table shows, with respect to each nominee, (i) the nominee's name and age, (ii) the period for which the nominee has served as a director,
(iii) all positions and offices with Continental currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the board of directors of which he or she is a member. Each of the nominees is currently on our board.

                 NAME, AGE, POSITION
              AND COMMITTEE MEMBERSHIPS                    TERM OF OFFICE AND BUSINESS EXPERIENCE
              -------------------------                    --------------------------------------
THOMAS J. BARRACK, JR., age 54.......................  Director since 1994. Chairman and Chief
  (Human Resources Committee)                          Executive Officer of Colony Capital, LLC and
                                                       Colony Advisors, LLC (real estate
                                                       investments); Director of: Public Storage,
                                                       Inc; Kennedy-Wilson, Inc.; First Republic
                                                       Bank.
GORDON M. BETHUNE, Age 60............................  Director since 1994. Chairman of the Board and
  Chairman of the Board and Chief Executive Officer    Chief Executive Officer. Various positions
  (Executive Committee, Finance and Strategy           with The Boeing Company from 1988-1994,
  Committee)                                           including Vice President and General Manager
                                                       of the Commercial Airplane Group Renton
                                                       Division, Vice President and General Manager
                                                       of the Customer Services Division and Vice
                                                       President of Airline Logistics Support;
                                                       Director of: Honeywell International Inc.; ANC
                                                       Rental Corporation.
DAVID BONDERMAN, age 59..............................  Director since 1993. Managing Partner of Texas
  (Executive Committee, Finance and Strategy           Pacific Group (a private investment firm);
  Committee)                                           Director of: Bell & Howell Company, Inc.;
                                                       Co-Star Realty Information, Inc.; Denbury
                                                       Resources, Inc.; Ducati Motor Holding S.p.A.;
                                                       J. Crew Group, Inc.; Magellan Health Services,
                                                       Inc.; ON Semiconductor Corporation; Oxford
                                                       Health Plans, Inc.; Paradyne Networks, Inc.;
                                                       Ryanair, Ltd.; Seagate Technology, Inc.;
                                                       Washington Mutual, Inc.; Gemplus
                                                       International, S.A.
KIRBYJON H. CALDWELL, age 48.........................  Director since 1999. Senior Pastor of The
  (Human Resources Committee)                          Windsor Village-United Methodist Church,
                                                       Houston, Texas; Director of: Chase Bank of
                                                       Texas National Association; Memorial Hermann
                                                       Healthcare System; the Greater Houston
                                                       Partnership; Baylor College of Medicine;
                                                       Momentum Equity Group; Bridgeway Mutual Funds.

                 NAME, AGE, POSITION
              AND COMMITTEE MEMBERSHIPS                    TERM OF OFFICE AND BUSINESS EXPERIENCE
              -------------------------                    --------------------------------------
PATRICK FOLEY, age 70................................  Director since 1993. Former Chairman of the
  (Audit Committee)                                    Board, President and Chief Executive Officer
                                                       of DHL Airways, Inc.; Director of: Foundation
                                                       Health Systems, Inc.; Glenborough Realty
                                                       Trust, Inc.; Flextronics International Ltd.;
                                                       Del Monte Foods Company.
LAWRENCE W. KELLNER, age 43..........................  Director since 2001. President since May 2001
  President (Finance and Strategy Committee)           and previously Executive Vice President and
                                                       Chief Financial Officer; Director of Belden &
                                                       Blake Corporation.
DOUGLAS H. McCORKINDALE, age 62......................  Director since 1993. Chairman, President and
  (Executive Committee, Finance and Strategy           CEO of Gannett Co., Inc. ("Gannett") (a
  Committee)                                           nationwide diversified communications company)
                                                       since February 2001; Vice Chairman, President
                                                       and CEO of Gannett (June 2000-February 2001);
                                                       and previously Vice Chairman and President of
                                                       Gannett; Director of: a group of Prudential
                                                       Mutual Funds; Lockheed Martin Corporation.
GEORGE G. C. PARKER, age 62..........................  Director since 1996. Dean Witter Distinguished
  (Finance and Strategy Committee, Human Resources     Professor of Finance and Management and
  Committee)                                           previously Senior Associate Dean for Academic
                                                       Affairs and Director of the MBA Program,
                                                       Graduate School of Business, Stanford
                                                       University; Director of: Affinity Group
                                                       International, Inc.; BGI Mutual Funds; Tejon
                                                       Ranch Company; Converium Holding AG.
RICHARD W. POGUE, age 73.............................  Director since 1993. Former Senior Partner and
  (Executive Committee)                                Managing Partner of Jones, Day, Reavis & Pogue
                                                       (law firm); Director of: Dix & Eaton
                                                       Incorporated; IT Group; Rotek Incorporated;
                                                       TRW Inc.
WILLIAM S. PRICE III, age 45.........................  Director since 1993. Managing Partner of Texas
  (Finance and Strategy Committee)                     Pacific Group (a private investment firm);
                                                       Director of: Belden & Blake Corporation; Del
                                                       Monte Foods Company; Denbury Resources, Inc.;
                                                       Gemplus International, S.A.; Petco Animal
                                                       Supplies, Inc. Verado Holdings, Inc.; and
                                                       several private companies.
DONALD L. STURM, age 70..............................  Director since 1993. Chairman of the Board and
  (Audit Committee)                                    Chief Executive Officer of: Sturm Group, Inc.
                                                       (private equity investment managers); Sturm
                                                       Financial Group, Inc. (which owns banks in
                                                       Colorado, Wyoming, Missouri and Kansas);
                                                       Chairman of the Board of Verado Holdings, Inc.
                                                       and MD Network LLC; Director of Castle Rock
                                                       Development Company (a real estate development
                                                       company).

                 NAME, AGE, POSITION
              AND COMMITTEE MEMBERSHIPS                    TERM OF OFFICE AND BUSINESS EXPERIENCE
              -------------------------                    --------------------------------------
KAREN HASTIE WILLIAMS, age 57........................  Director since 1993. Partner of Crowell &
  (Audit Committee)                                    Moring LLP (law firm); Director of: The Chubb
                                                       Corporation; Gannett Co., Inc.; SunTrust-
                                                       MidAtlantic Bank; and Washington Gas Light
                                                       Company.
CHARLES A. YAMARONE, age 43..........................  Director since 1995. Executive Vice President
  (Human Resources Committee)                          of Libra Securities LLC, an institutional
                                                       broker-dealer, since January 2002; Executive
                                                       Vice President U.S. Bancorp Libra (an
                                                       institutional broker-dealer), a division of
                                                       U.S. Bancorp Investments, Inc. (1999-2001),
                                                       and previously Executive Vice President and
                                                       Research Director of Libra Investments, Inc.;
                                                       Director of El Paso Electric Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

                                  PROPOSAL 2:

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP has been our independent auditors since 1993, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2002. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal 2002 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and board will reconsider their appointment. Fees paid to Ernst & Young LLP during the last year were as follows:

          AUDIT FEES. Ernst & Young LLP's fees for professional services rendered for the audit of the company's consolidated financial statements for the year ended December 31, 2001 were $758,000.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No fees were paid to Ernst & Young LLP during 2001 for financial information systems design and implementation services.

          ALL OTHER FEES. Other fees paid to Ernst & Young LLP in 2001 totaled $5,347,000, including $3,232,000 of audit related services and $1,954,000 of tax services. Audit related services consisted primarily of audits of separate subsidiary financial statements, accounting research and SEC registration statements.

     Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

                                 OTHER MATTERS

     We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that were determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in such securities, by certain specified dates. During 2001, the report of a purchase of shares on behalf of William Price, a member of the company's board of directors, was filed late.

2003 ANNUAL MEETING

     Any stockholder who wants to present a proposal at the 2003 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than November 6, 2002. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2003 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to April 17, 2003. However, if the 2003 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from April 17, 2003, then the notice must be delivered not earlier than the ninetieth day prior to the 2003 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2003 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2003 annual meeting is first made. The stockholder's notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

     CONTINENTAL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING EXHIBITS, IS AVAILABLE ON THE COMPANY'S WEBSITE AT WWW.CONTINENTAL.COM. WE WILL FURNISH A COPY OF THE 10-K TO INTERESTED SECURITY HOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST. WE WILL ALSO FURNISH ANY EXHIBIT TO THE 10-K, IF REQUESTED IN WRITING AND ACCOMPANIED BY PAYMENT OF REASONABLE FEES RELATING TO OUR FURNISHING THE EXHIBIT. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO THE SECRETARY OF CONTINENTAL AT THE COMPANY'S HEADQUARTERS: 1600 SMITH, DEPT. HQSEO, HOUSTON, TEXAS 77002. THE FINANCIAL STATEMENTS FILED WITH THE 10-K, TOGETHER WITH CERTAIN OTHER FINANCIAL DATA AND ANALYSIS, ARE INCLUDED IN THIS PROXY STATEMENT AS APPENDIX A.

                                                                      APPENDIX A

                                     INDEX

                            ITEM                               PAGE NO.
                            ----                               --------
Selected Financial Data.....................................      A-1
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      A-4
Quantitative and Qualitative Disclosures about Market
  Risk......................................................     A-17
Report of Independent Auditors..............................     A-19
Consolidated Statements of Operations for each of the Three
  Years in the Period Ended December 31, 2001...............     A-20
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................     A-21
Consolidated Statements of Cash Flows for each of the Three
  Years in the Period Ended December 31, 2001...............     A-23
Consolidated Statements of Common Stockholders' Equity for
  each of the Three Years in the Period Ended December 31,
  2001......................................................     A-24
Notes to Consolidated Financial Statements..................     A-26

                            SELECTED FINANCIAL DATA

                                                          YEAR ENDED DECEMBER 31,(1)(2)
                                                    ------------------------------------------
                                                     2001     2000     1999     1998     1997
                                                    ------   ------   ------   ------   ------
STATEMENT OF OPERATIONS DATA (IN MILLIONS EXCEPT
  PER SHARE DATA):
Operating revenue.................................  $8,969   $9,899   $8,639   $7,927   $7,194
Operating expenses................................   8,825    9,170    8,024    7,226    6,478
Operating income..................................     144      729      615      701      716
Income (loss) before cumulative effect of
  accounting changes and extraordinary charge.....     (95)     348      488      387      389
Net income (loss).................................     (95)     342      455      383      385
Basic earnings (loss) per share:
  Income (loss) before cumulative effect of
     accounting changes and extraordinary
     charge.......................................   (1.72)    5.71     7.02     6.40     6.72
  Net income (loss)...............................   (1.72)    5.62     6.54     6.34     6.65
Diluted earnings (loss) per share:
  Income (loss) before cumulative effect of
     accounting changes and extraordinary
     charge.......................................   (1.72)    5.54     6.64     5.06     5.03
     Net income (loss)............................   (1.72)    5.45     6.20     5.02     4.99

                                                                  AS OF DECEMBER 31,
                                                         -------------------------------------
                                                         2001    2000    1999    1998    1997
                                                         -----   -----   -----   -----   -----
BALANCE SHEET DATA (IN MILLIONS):
Cash, cash equivalents and short-term investments......  1,132   1,395   1,590   1,399   1,025
Total assets...........................................  9,791   9,201   8,223   7,086   5,830
Long-term debt and capital lease obligations...........  4,198   3,374   3,055   2,480   1,568
Continental-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust holding solely
  Convertible Subordinated Debentures(3)...............    243     242      --     111     242
Redeemable common stock(4).............................     --     450      --      --      --
Stockholders' equity...................................  1,161   1,160   1,593   1,193     916

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                2001      2000      1999      1998      1997
                                               -------   -------   -------   -------   -------
OPERATING STATISTICS(5):
Revenue passengers (thousands)...............   44,238    46,896    45,540    43,625    41,210
Revenue passenger miles (millions)(6)........   61,140    64,161    60,022    53,910    47,906
Available seat miles (millions)(7)...........   84,485    86,100    81,946    74,727    67,576
Passenger load factor(8).....................     72.4%     74.5%     73.2%     72.1%     70.9%
Breakeven passenger load factor (9)(10)......     74.9%     67.6%     66.4%     61.6%     61.0%
Passenger revenue per available seat mile
  (cents)....................................     8.98      9.84      9.12      9.23      9.29
Total revenue per available seat mile
  (cents)....................................     9.78     10.67      9.86      9.95     10.06
Operating cost per available seat mile
  (cents)(11)................................     9.58      9.68      8.98      8.89      9.04
Average yield per revenue passenger mile
  (cents)(12)................................    12.42     13.20     12.45     12.79     13.11
Average price per gallon of fuel, excluding
  fuel taxes (cents).........................    78.32     84.21     46.56     46.83     62.91
Average price per gallon of fuel, including
  fuel taxes (cents).........................    82.57     88.54     50.78     51.20     67.36
Fuel gallons consumed (millions).............    1,424     1,533     1,536     1,487     1,357
Average fare per revenue passenger...........  $171.59   $180.66   $164.11   $158.02   $152.40
Average length of aircraft flight (miles)....    1,185     1,159     1,114     1,044       967
Average daily utilization of each aircraft
  (hours)(13)................................    10:19     10:36     10:29     10:13     10:13
Actual aircraft in fleet at end of
  period(14).................................      352       371       363       363       337

---------------

 (1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations". Results for 2001 include a $146 million charge for fleet impairment losses, costs associated with furloughs and company-offered leaves and other items. In addition, 2001 results include a $417 million grant under the Stabilization Act. Results for 2000 include a $9 million gain related to the sale of our remaining investment in, and a right of first refusal relating to, America West Holdings Corporation. Results for 1999 include a $81 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of certain jet and turboprop aircraft. In addition, 1999 results include a $326 million gain related to the sale of our interest in Amadeus Global Travel Distribution S.A. and other asset sales. Results for 1999 also include the cumulative effect of accounting changes ($33 million, net of taxes) related to the write-off of pilot training costs and a change in the method of accounting for the sale of mileage credits under our frequent flyer program. Results for 1998 include a $122 million fleet disposition/impairment loss resulting from our decision to accelerate the retirement of certain jet and turboprop aircraft.

 (2) No cash dividends were paid on common stock during the periods shown.

 (3) The sole assets of the Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust ("Trust") are Convertible Subordinated Debentures. In November 2000, we received net proceeds totaling $242 million from the private placement of 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities or TIDES. In 1998 and 1999, we had 8 1/2% Convertible Trust Originated Preferred Securities, or TOPrS, outstanding. In 1998, approximately $134 million principal amount of the TOPrS converted into shares of Class B common stock, and in January 1999, the remainder of the TOPrS converted into shares of Class B common stock.

 (4) Represents Class A common stock repurchased from Northwest Airlines Corporation on January 22, 2001.

 (5) Excludes all aircraft operated by ExpressJet. In addition, we have entered into block space arrangements with some other carriers whereby one or both of us is obligated to purchase capacity on the other. The table above does not include the capacity that was purchased from us by another carrier, but does include capacity that was purchased by us from another carrier.

 (6) The number of scheduled miles flown by revenue passengers.

 (7) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

 (8) Revenue passenger miles divided by available seat miles.

 (9) The percentage of seats that must be occupied by revenue passengers for us to break even on an income before income taxes basis, excluding nonrecurring charges and other special items.

(10) Excludes $146 million of fleet impairment, severance and other special charges and a $417 million grant under the Stabilization Act in 2001. 2000 excludes a $9 million gain related to the sale of our remaining investment in America West Holdings Corporation. Also excludes an $81 million fleet disposition/impairment loss and a $326 million gain on the sale of our interest in Amadeus Global Travel Distribution S.A. and other asset sales in 1999 and a $122 million fleet disposition/ impairment loss in 1998.

(11) Excludes a $417 million grant under the Stabilization Act and $124 million of fleet impairment, severance and other special charges in 2001. Also excludes an $81 million and $122 million fleet disposition/impairment loss in 1999 and 1998, respectively.

(12) The average revenue received for each mile a revenue passenger is carried.

(13) The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

(14) Excludes the following aircraft that are either temporarily or permanently removed from service: 24 DC-10-30 aircraft, two 747-200 aircraft, two 727-200 aircraft, 25 MD-80 aircraft and six 737-300 aircraft removed from service as of December 31, 2001. Excludes nine DC-10-30 aircraft, three 747-200 aircraft, one A-300 aircraft and two 727-200 aircraft removed from service as of December 31, 2000. Excludes three DC-10-30 aircraft, three 747-200 aircraft, three DC-9-30 aircraft, one A300 aircraft and two 727-200 aircraft removed from service as of December 31, 1999 and four all-cargo 727 aircraft at our wholly owned subsidiary Continental Micronesia, Inc. Excludes six all cargo 727 aircraft at Continental Micronesia, Inc., one A300 aircraft and one 747-200 aircraft at December 31, 1998. Excludes six all cargo 727 aircraft at Continental Micronesia, Inc., two 737-100 aircraft (removed from service in 1997) and three DC-10-30 aircraft (that were delivered in 1997 but were not placed into service until 1998) at December 31, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS. IN CONNECTION THEREWITH, PLEASE SEE THE CAUTIONARY STATEMENTS CONTAINED IN ITEM 1 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,
2001 -- "BUSINESS -- RISK FACTORS -- TERRORIST ATTACKS", "BUSINESS -- RISK FACTORS RELATING TO THE COMPANY" AND "BUSINESS -- RISK FACTORS RELATING TO THE AIRLINE INDUSTRY" WHICH IDENTIFY IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. HEREINAFTER, THE TERMS "CONTINENTAL", "WE", "US", "OUR" AND SIMILAR TERMS REFER TO CONTINENTAL AIRLINES, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT INDICATES OTHERWISE.

     We incurred a consolidated net loss of $95 million for the year ended December 31, 2001 as compared to consolidated net income of $342 million for the year ended December 31, 2000. Results for 2001 included a $146 million charge for fleet impairment losses, costs associated with furloughs and company-offered leaves, a charge for environmental remediation, costs associated with the closure and nonutilization of certain facilities and for some of our uncollectible receivables and charges related to the impairment of investments in some of our affiliates and the uncollectibility of related notes receivable. In addition, 2001 results included a $417 million grant under the Air Transportation Safety and System Stabilization Act (the "Stabilization Act"). Under the Stabilization Act, the federal government is entitled to audit our books and records to ensure that we had adequate losses to justify the size of the government grant and may reduce the amount of grant if the government determines that such losses do not justify the size of the grant.

     Although traffic on many of our flights has continued to increase on significantly reduced capacity since September 11, 2001, yields remain low, resulting in revenue per available seat mile, or RASM, being significantly below levels in the comparable periods in 2000 and significantly below the levels we forecasted prior to September 11, 2001. Our systemwide (mainline jet) RASM for the period between September 11 and December 31, 2001 was approximately 21% lower than our systemwide RASM for the comparable period in 2000, and our estimated systemwide RASM for January 2002 was 14 percent lower than our systemwide RASM for January 2001. Moreover, certain routes, such as the transpacific and transatlantic routes, have been more adversely affected by the September 11, 2001 terrorist attacks than our U.S. domestic or other routes. The reduced systemwide RASM results from lower load factors following the terrorist attacks, a worsening of the general economic slowdown that already impacted our business prior to the attacks, corporate travel restrictions imposed by a number of companies in the wake of the September 11, 2001 attacks, and various fare sales designed to encourage passengers to travel after the attacks. Although we have taken aggressive action to reduce costs, including significant reductions in workforce, many of our costs are fixed over the intermediate to longer term, so we cannot reduce costs as quickly as we reduce capacity.

     The long-term impact on us of the terrorist attacks and their aftermath and the sufficiency of our financial resources to absorb that impact will depend on a number of factors, including: (1) the adverse impact of the terrorist attacks on the economy in general; (2) the level of air travel demand, business mix and yields; (3) our ability to reduce operating costs and conserve our financial resources, taking into account the increased costs we will incur as a consequence of the attacks, including those referred to herein, (4) the higher costs associated with new Federal Aviation Administration, or FAA, security directives, the Aviation and Transportation Security Act (the "Aviation Security Act") and any other increased regulation of air carriers; (5) the higher costs of aviation insurance coverage, and the extent to which such insurance (and war risk coverage for vendors) will continue to be commercially available to us and our vendors; (6) our ability to reduce costs to a level that takes into account our significantly reduced operations, and the timing of those cost reductions;
(7) our ability to raise financing in light of the various factors referred to herein; (8) the price and availability of jet fuel, and the availability to us of fuel hedges in light of current industry conditions; (9) the extent of any uncompensated losses we experience as a result of the terrorist attacks and their aftermath, including any shutdown by the government of the U.S. air traffic system; (10) any further declines in the values of the aircraft in our fleet; (11) the extent of the benefits we received under the Stabilization Act, taking into account any possible challenges to and interpretations or possible amendments of the Stabilization Act or regulations issued pursuant thereto; and (12) our ability to retain management and other employees in light of current industry conditions and their impact on compensation and morale.

     As described in Item 1 of our annual report on Form 10-K for the year ended December 31, 2001 -- Business. "Recent Developments," the terrorist attacks of September 11, 2001 involving commercial aircraft have had adverse effects on us and the airline industry generally. Among the effects we have experienced from the September 11, 2001 terrorist attacks are significant flight disruption costs caused by the FAA-imposed grounding of the U.S. airline industry's fleet, significantly increased security, insurance and other costs, significantly higher ticket refunds, significantly reduced load factors, and significantly reduced yields. Further terrorist attacks using commercial aircraft could result in another grounding of our fleet, and would likely result in significant reductions in load factor and yields, along with increased ticket refunds and security, insurance and other costs. In addition, terrorist attacks not involving commercial aircraft, or other events could result in decreased load factors and yields for airlines, including us, and could also result in increased costs. For instance, fuel costs, which have declined since September 11, 2001, could escalate if oil-producing countries are impacted by hostilities or reduce output, which could also impact fuel availability. In February 2002, we purchased out of the money call options to hedge a significant increase in fuel costs for approximately 35% of our projected 2002 fuel requirements for the period March through December. Premiums for aviation insurance have increased substantially, and could escalate further, or certain aviation insurance could become unavailable or available only for reduced amounts of coverage that are insufficient to comply with the levels of insurance coverage required by aircraft lenders and lessors or required by regulations. Additionally, war risk coverage or other insurance might cease to be available to our vendors, or might be available only at significantly increased premiums or for reduced amounts of coverage, which could adversely impact our operations or costs. Among other matters, the Aviation Security Act mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs, and enhanced background checks. Implementation of the requirements of the Aviation Security Act will result in increased costs for us and our passengers and may result in delays and disruptions to air travel. Additionally, because of significantly higher security and other costs incurred by airports after September 11, 2001, and because reduced landing weights since September 11, 2001 have reduced the fees airlines pay to airports, many airports are significantly increasing their rates and charges to air carriers, including to us.

     Although the adverse effects described above continue, mitigated somewhat by recently increased traffic, the Stabilization Act and our cost-cutting measures, additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further negatively impact us and the airline industry.

     Due in part to the lack of predictability of future traffic, business mix and yields, we are currently unable to estimate the long-term impact on us of the events of September 11, 2001 and the sufficiency of our financial resources to absorb that impact. However, given the magnitude of these unprecedented events and their potential subsequent effects, the adverse impact to our financial condition, results of operations and prospects may be material.

RESULTS OF OPERATIONS

     The following discussion provides an analysis of our results of operations and reasons for material changes therein for the three years ended December 31, 2001.

     COMPARISON OF 2001 TO 2000. Passenger revenue decreased 9.1%, $851 million, during 2001 as compared to 2000, which was principally due to a decrease in both traffic and yields subsequent to the September 11, 2001 attacks, as well as lower yields that had been affecting our business prior to the attacks.

     Cargo, mail and other revenue decreased 13.4%, $79 million, in 2001 compared to 2000 primarily due to lower contract revenue from outside ground handling, lower freight and mail due to lower international volumes and security restrictions on our ability to carry freight and mail after the terrorist attacks.

     Wages, salaries and related costs increased 5.1%, $146 million, during 2001 as compared to 2000, primarily due to higher wage rates. On September 15, 2001, we announced that we would be forced to furlough approximately 12,000 employees in connection with the reduction of our flight schedule in the wake of the September 11, 2001 terrorist attacks, although we were able to reduce our original estimate to 8,000. Approximately 55% of furloughed employees accepted company-offered leaves of absence and retirements and we have recalled several hundred employees primarily to assist in enhanced security requirements at airports. Severance costs and related company-offered benefits are included in fleet impairment losses, severance and other special charges in the accompanying consolidated statements of operations.

     Aircraft fuel expense decreased 11.8%, $164 million, in 2001 as compared to 2000. The average price per gallon decreased 7.0% from 84.21 cents in 2000 to
78.32 cents in 2001. Jet fuel consumption decreased 7.1% principally reflecting decreased flight operations after September 11, 2001 and the fuel efficiency of our younger fleet. During 2000, we recognized gains of approximately $88 million related to our fuel hedging program, which is reflected in fuel expense. Losses during 2001 were not material.

     Aircraft rentals increased 7.0%, $59 million, in 2001 compared to 2000, due to the delivery of new aircraft.

     Landing fees and other rentals increased 9.2%, $49 million, in 2001 as compared to 2000 primarily due to higher facilities rent and landing fees resulting from increased operations prior to September 11, 2001.

     Maintenance, materials and repairs expense decreased 12.1%, $78 million, during 2001 as compared to 2000 due to the volume and timing of aircraft overhauls as part of our ongoing maintenance program, the mix of aircraft and the grounding of aircraft subsequent to September 11, 2001.

     Depreciation and amortization expense increased 16.2%, $65 million, in 2001 compared to 2000 due principally to the addition of new owned aircraft and related spare parts.

     Reservations and sales expense decreased 2.2%, $10 million, in 2001 as compared to 2000 principally due to lower credit card fees as a result of lower revenue.

     Commissions expense decreased 30.8%, $162 million, in 2001 compared to 2000 due principally to lower revenue and lower rates due to commission caps.

     Passenger servicing expense decreased 4.1%, $15 million, in 2001 as compared to 2000 primarily due to improved baggage performance and a decrease in food costs caused by a decrease in passengers.

     Fleet impairment, severance and other special charges in 2001 include costs associated with impairment of various owned aircraft and spare engines ($61 million), furloughs and company-offered leaves ($29 million), a charge for environmental remediation ($17 million) and costs associated with the closure and nonutilization of certain facilities and for certain uncollectible receivables ($17 million).

     We recorded a $417 million Stabilization Act grant in 2001 for direct losses incurred beginning on September 11, 2001 through December 31, 2001 as a result of the September 11, 2001 terrorist attacks.

     Interest expense increased 17.5%, $44 million, in 2001 compared to 2000 due to an increase in long-term debt primarily resulting from the purchase of new aircraft, partially offset by lower rates on variable debt.

     Interest income decreased 48.3%, $42 million, in 2001 compared to 2000 due to lower average balances of cash and lower interest rates.

     Other nonoperating income (expense) in 2001 and 2000, included net losses of $6 million and $44 million, respectively, related to the portion of fuel hedges excluded from the assessment of hedge effectiveness (primarily option time value). Other nonoperating income (expense) in 2001 included approximately $22 million of special charges related to the impairment of investments in certain affiliates and the uncollectibility of the related notes receivable as a consequence of the events of September 11, 2001. Other nonoperating income (expense) in 2000 included a $9 million gain related to the sale of a right of first refusal and our remaining investment in America West Holdings Corporation, partially offset by foreign currency losses of $8 million.

     In 2000, we recorded an extraordinary charge of $6 million (net of income tax benefit) related to the early repayment of debt.

     COMPARISON OF 2000 TO 1999. We recorded consolidated net income of $342 million and $455 million for the years ended December 31, 2000 and 1999, respectively. Net income in 2000 included a $6 million after-tax gain on the sale of a right of first refusal and our remaining investment in America West Holdings Corporation and a $6 million extraordinary charge from the early repayment of debt. Net income in 1999 was significantly impacted by several non-recurring items, including $200 million of after-tax gains on the sale of our interest in Amadeus Global Travel Distribution S.A. and other investments, a $50 million after-tax fleet disposition/ impairment loss related to the early retirement of several DC-10-30's and other items and the cumulative effect of accounting changes ($33 million, net of taxes) related to the write-off of pilot training costs and a change in the method of accounting for the sale of mileage credits to participating partners in our frequent flyer program.

     Passenger revenue increased 14.7%, $1.2 billion, during 2000 as compared to 1999. The increase was principally due to new transatlantic and Latin American destinations served as well as an improvement in yield and load factor.

     Cargo, mail and other revenue increased 13.0%, $68 million, in 2000 as compared to 1999 primarily due to increased international volumes resulting from new markets.

     Wages, salaries and related costs increased 14.5%, $365 million, during 2000 as compared to 1999, primarily due to a 5.8% increase in average full-time equivalent employees to support increased flying, increased employee incentives and higher wage rates resulting from our decision to increase employee wages to industry standard by the year 2000.

     Aircraft fuel expense increased 84.3%, $637 million, in 2000 as compared to the prior year. The average price per gallon increased 80.9% from 46.56 cents in 1999 to 84.21 cents in 2000. In addition, jet fuel consumption decreased 0.2% even with increased flight operations principally reflecting the fuel efficiency of our younger fleet. During 2000 and 1999, we recognized gains of approximately $88 million and $120 million, respectively, related to our fuel hedging program.

     Aircraft rentals increased 9.5%, $73 million, during 2000 as compared to 1999, due to the addition of newer aircraft.

     Landing fees and other rentals increased 7.0%, $35 million, in 2000 as compared to 1999 primarily due to higher facilities rent and landing fees resulting from increased operations.

     Maintenance, materials and repairs increased 7.1%, $43 million, in 2000 as compared to 1999 due to an increase in line maintenance and the volume and timing of engine overhauls as part of our ongoing maintenance program.

     Depreciation and amortization expense increased 11.7%, $42 million, in 2000 compared to 1999 primarily due to the addition of new aircraft and related spare parts.

     Reservations and sales expense increased 9.9%, $41 million, in 2000 as compared to 1999 primarily due to higher credit card fees resulting from increased sales.

     Commissions expense decreased 8.7%, $50 million, during 2000 as compared to 1999 due to a lower volume of commissionable sales and lower rates resulting from international commission caps.

     Passenger servicing expense increased 2.8%, $10 million, in 2000 compared to 1999 primarily due to an increase in food costs caused by an increase in passengers.

     Other operating expense increased 2.8%, $31 million, in 2000 as compared to the prior year, primarily as a result of increases in outsourced services, travel and other incidental costs, and other miscellaneous expense.

     During 1999, we made the decision to accelerate the retirement of six DC-10-30 aircraft and other items in 1999 and the first half of 2000 and to dispose of related excess inventory. In addition, the market value of certain Boeing 747 aircraft that we no longer operated had declined. As a result of these items and certain other fleet-related items, we recorded a fleet disposition/impairment loss of $81 million in 1999.

     Interest expense increased 7.7%, $18 million, in 2000 as compared to 1999 due to an increase in long-term debt resulting from the purchase of new aircraft, partially offset by interest savings due to the conversion of our 6 3/4% Convertible Subordinated Notes into our Class B common stock, in the second quarter of 1999 and the repurchase of our remaining 9 1/2% senior unsecured notes in 2000.

     Interest income increased 22.5%, $16 million, in 2000 as compared to 1999 due to higher average balances of cash, cash equivalents and short-term investments and due to higher interest rates.

     Other nonoperating income (expense) in 2000 and 1999, both included net losses of $44 million and $15 million, respectively, related to the portion of fuel hedges excluded from the assessment of hedge effectiveness (primarily option time value). Our other nonoperating income (expense) in 2000 included a $9 million gain related to the sale of a right of first refusal and our remaining investment in America West Holdings Corporation, partially offset by foreign currency losses of $8 million. Other nonoperating income (expense) in 1999 included a $33 million gain on the sale of a portion of our interest in Equant N.V., partially offset by foreign currency losses of $13 million, losses on equity investments of $7 million and a $4 million loss on the sale of our warrants to purchase common stock of priceline.com, Inc.

     In 2000, an extraordinary charge of $6 million (net of income tax benefit) was recorded related to the early repayment of debt.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2001, we had $1.13 billion in cash and cash equivalents. Included in that amount is $168 million of cash for transportation taxes, the payment of which was deferred until January pursuant to the Stabilization Act. Cash flows from operations for the year ended December 31, 2001 were $567 million, which included $354 million of cash under the Stabilization Act. Cash flows used in investing activities, primarily capital expenditures and purchase deposits for aircraft, were $654 million for the year ended December 31, 2001. Cash flows used in financing activities, primarily for the repurchase of stock and the payment of debt, offset by issuance of long-term debt, were $152 million for the year ended December 31, 2001.

     Since September 11, 2001, we have not generated positive cash flow from our operations. Although recently improved traffic has significantly decreased the average daily negative cash flow from operations, our cash flow from operations as of February 20, 2002, remains negative at approximately $2 million per day. We currently anticipate that we will incur a significant loss for the first quarter of 2002. However, based on current information and trends, we currently anticipate being profitable in March of 2002 and in the second and third quarters of 2002 due in part to the seasonality of our business. In addition, we currently expect to incur a loss for the fourth quarter of 2002 and for the full year 2002.

     We are currently targeting a March 31, 2002 cash balance of approximately $1 billion and a year-end cash balance of approximately $1.5 billion. As part of our strategy to increase our cash balances to $1.5 billion by year-end, we intend to complete an initial public offering of our ExpressJet Airlines subsidiary. We originally filed with the Securities and Exchange Commission, or SEC, for a public offering of common stock of ExpressJet's parent last summer, but decided to postpone the offering after

September 11, 2001 to allow the financial markets to stabilize and to permit the airline industry to begin its recovery from the events of September 11, 2001. Our current intention is to continue pursuing our strategy of separating the ownership of Continental and ExpressJet by selling a portion of our interest in ExpressJet to the public for cash.

     Together with our subsidiaries, we anticipate receiving the remaining grant under the Stabilization Act (totaling approximately $63 million in cash) in the first quarter of 2002. Subsequent to September 11, 2001, we sold shares of common stock and issued 4.5% convertible notes for proceeds totaling $367 million. See "General Financing" below. In addition, we will explore the availability of other financing for our liquidity needs.

     We do not currently have any lines of credit, but have unencumbered assets, consisting primarily of spare parts, with a net book value in excess of $1.0 billion at December 31, 2001 which could be pledged in connection with future financings. Furthermore, the Stabilization Act provides for $10 billion in federal credit instruments (loan guarantees) to U.S. air carriers to guarantee loans from lenders to those air carriers, subject to certain conditions and fees, including limits on compensation of certain of our employees and the potential requirement that the U.S. Government be issued warrants or other equity instruments in connection with such loan guarantees. If our liquidity needs require us to do so, we may apply for a loan guarantee under this program.

     On several occasions subsequent to September 11, 2001, each of Moody's, Standard and Poor's and Fitch, Ibca, Duff & Phelps downgraded the credit ratings of a number of major airlines, including our credit ratings. Reductions in our credit ratings have increased the interest rates we pay on approximately $410 million in loans and may increase the cost and reduce the availability of other financing available to us in the future.

     We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade, but under certain debt and contract obligations, one or more further credit rating downgrades would entitle contract counterparties to require us to provide them with up to $41 million in collateral to secure these obligations.

     At December 31, 2001, under the most restrictive provisions of our debt and credit facility agreements, we are required to maintain a minimum unrestricted cash balance of $500 million and beginning in the second quarter of 2003, a minimum specified ratio of EBITDAR (earnings before interest, income taxes, depreciation and aircraft rentals) to fixed charges, which consist of interest expense, aircraft rental expense, cash income taxes and cash dividends. These credit facilities had an outstanding balance of $326 million at December 31, 2001.

     As of December 31, 2001, we had approximately $4.6 billion (including current maturities) of long-term debt and capital lease obligations, $250 million of liquidation amount of Continental-obligated mandatorily redeemable preferred securities of trust ($243 million, net of unamortized discount) and $1.2 billion of stockholders' equity, a ratio of 3.2 to 1, at December 31, 2001 and 2.0 to 1 at December 31, 2000.

     At December 31, 2001, Continental, including ExpressJet, had 427 aircraft under operating leases (40 of which have been removed from service). These leases have remaining lease terms ranging from one month to 22 1/2 years. In addition, Continental has non-aircraft operating leases, principally related to airport and terminal facilities and related equipment. The obligations for these operating leases are not included in our consolidated balance sheet. Our total rental expense for aircraft and non-aircraft operating leases, net of sublease rentals, was $903 million and $380 million, respectively, in 2001.

     Most of our assets are encumbered.

     GENERAL FINANCING. In July 2001, we completed an offering of $200 million of pass-through certificates on owned aircraft at an interest rate of 7.57%. The proceeds are being used for general corporate purposes. This obligation has been recorded in the accompanying consolidated balance sheets.

     In November 2001, we sold 7,751,000 shares of common stock for net proceeds of $172 million. The proceeds are being used for general corporate purposes.

     On January 16, 2002 and February 15, 2002, we issued $175 million and $25 million, respectively, of 4.5% convertible notes due February 1, 2007 for net proceeds of $195 million. The notes are convertible into our common stock at an initial conversion price of $40 per share. The notes are redeemable at our option on or after February 5, 2005, at specified redemption prices. The proceeds are being used for general corporate purposes.

     AIRCRAFT AND FACILITIES FINANCING. In January 2001, we borrowed $200 million under a pre-delivery credit facility to be used to finance manufacturer progress payments on new Boeing aircraft.

     During the second quarter of 2001, two offerings of pass-through certificates were completed totaling $901 million at an effective average interest rate of 6.87%. The proceeds are being used to finance the acquisition cost of 21 new aircraft. These aircraft are scheduled to be delivered from October 2001 to April 2002. Eight of these aircraft had been placed in service as of December 31, 2001. At our option, the proceeds can be used to fund the debt portion of a leveraged lease between a third-party lessor and us or to finance the purchase of an owned aircraft by us. Prior to the delivery of the aircraft, the proceeds are being held in a restricted depositary account that is bankruptcy-protected from our creditors, as well as from us in the event the bank holding the depositary account were to file for bankruptcy. Additionally, if we choose not to draw on the depositary account, the proceeds will be distributed back to the certificate holders without any penalty to us. Subsequent to the delivery of the aircraft, the proceeds will be used by third-party lessors to fund the debt portion of leveraged leases or to finance the purchase of owned aircraft by us, at which time either operating lease commitments for leased aircraft will be disclosed in the notes to our consolidated financial statements or owned aircraft and the related debt obligations will be reflected in our consolidated balance sheets. As of December 31, 2001, approximately $655 million of the proceeds remained on deposit. The restricted cash and related debt are not reflected in our consolidated financial statements as they are neither our assets nor liabilities. If any funds remain as deposits at the end of the specified delivery periods, those funds will be distributed back to the certificate holders without payment or penalty to us.

     In August 2001, we borrowed $181 million from a group of banks to finance four new Boeing aircraft that were delivered between July 2001 and December 2001.

     We have entered into agreements with the cities of Houston, Texas and Cleveland, Ohio, the New Jersey Economic Development Authority, the Port Authority of New York and New Jersey, the Hawaii Department of Transportation, the Regional Airports Improvement Corporation (in Los Angeles, California), and the Harris County (Houston) Industrial Development Corporation to provide funds for constructing, improving and modifying facilities that have been or will be leased to us and for acquiring related equipment. In connection therewith, we have unconditionally guaranteed the principal and interest on tax-exempt bonds issued by these entities with a par value in an original principal amount of approximately $1.6 billion (excluding the City of Houston bonds referenced below) and entered into long-term leases with the respective authorities under which rental payments will be sufficient to service the related bonds. The leases generally have terms ranging from 20 to 30 years. These leasing arrangements are accounted for as operating leases in the accompanying consolidated financial statements.

     In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E at Bush Intercontinental Airport. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. Approximately $27 million of the bond proceeds have been expended as of December 31, 2001. During the construction period, we maintain certain risks related to our own actions or inactions while managing portions of the construction. Potential obligations associated with these risks are generally limited based upon certain percentages of construction costs incurred to date. We have also entered into a binding corporate guaranty with the bond trustee for the repayment of the principal and interest on the bonds that becomes effective upon the occurrence of the completion of construction, our failure to comply with the lease agreement (which is within our control), or our termination of the lease agreement. Further, we have not assumed any condemnation risk, any casualty event risk (unless caused by us), or risk related to certain overruns (and in the case of cost overruns, our liability for the project would be limited to 89.9% of the capitalized costs) during the construction period. Accordingly, we are not considered the owner of the project and, therefore, have not capitalized the construction costs or recorded the debt obligation in our consolidated financial statements.

     PURCHASE COMMITMENTS. We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2001, we had firm commitments for 87 aircraft from Boeing, with an estimated cost of approximately $3.7 billion, after giving effect to the rescheduling discussed below. We expect that 20 of these aircraft will be delivered between January 2002 and May 2002. Thirteen of these 20 aircraft have been pre-financed, and we expect to finance the remaining seven aircraft. We have agreed with Boeing to reschedule deliveries of the remaining 67 aircraft so that they will be delivered between late 2003 and mid 2008. We do not have backstop financing from Boeing or any other financing currently in place for the remaining 67 aircraft. In addition, at December 31, 2001, we had firm commitments to purchase 22 spare engines related to the new Boeing aircraft for approximately $128 million, which will be deliverable through March 2005. Further financing will be needed to satisfy our capital commitments for our aircraft and aircraft-related expenditures such as engines, spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Deliveries of new Boeing aircraft are expected to increase aircraft rental, depreciation and interest costs while generating cost savings in the areas of maintenance, fuel and pilot training.

     As of December 31, 2001, the estimated aggregate cost of ExpressJet's firm commitments for Embraer regional jets is approximately $2.6 billion. We do not have any obligation to take delivery of any of these firm Embraer aircraft that are not financed by a third party and leased to us.

     We expect our net cash outlays for 2002 capital expenditures, exclusive of fleet plan requirements, will total approximately $200 million, primarily relating to software application and automation infrastructure projects, aircraft modifications, passenger terminal facility improvements and office, maintenance, telecommunications and ground equipment. Our net capital expenditures during 2001 aggregated $156 million, exclusive of fleet plan requirements.

     We expect to fund our future capital commitments through internally generated funds together with general company financings and aircraft financing transactions. However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

     The following table of our material debt, lease, TIDES and aircraft purchase commitments at December 31, 2001, summarizes the effect these obligations are expected to have on our cash flow in the future periods set forth below (in millions):

                                                           RELATED CASH OUTFLOWS
                                       --------------------------------------------------------------
                                                                                               LATER
CONTRACTUAL OBLIGATIONS                 TOTAL     2002     2003     2004     2005     2006     YEARS
-----------------------                -------   ------   ------   ------   ------   ------   -------
Long-term debt(1)....................  $ 4,256   $  328   $  410   $  329   $  563   $  417   $ 2,209
Capital lease obligations............      446       45       40       38       39       41       243
TIDES(2).............................      250       --       --       --       --       --       250
Aircraft operating leases............   11,271      923      880      843      821      715     7,089
Nonaircraft operating leases.........    5,132      389      556      616      656      656     2,259
Aircraft purchase commitments(3).....    3,438    1,129      158      641      597      397       516
Future operating lease
  commitments(4).....................    3,591       18       72      116      197      202     2,986
                                       -------   ------   ------   ------   ------   ------   -------
Total................................  $28,384   $2,832   $2,116   $2,583   $2,873   $2,428   $15,552
                                       =======   ======   ======   ======   ======   ======   =======

---------------

(1) Excludes interest.

(2) Excludes distributions on TIDES.

(3) Amounts shown are net of previously paid pre-delivery deposits of $311 million.

(4) Amounts shown are net of previously paid pre-delivery deposits of $66 million.

     DEFERRED TAX ASSETS. We have not paid income taxes, other than alternative minimum taxes, in the last two years. As of December 31, 2001, we had a net deferred tax liability of $518 million including gross deferred tax assets aggregating $976 million, $532 million related to net operating losses ("NOLs"), and a valuation allowance of $245 million.

     Section 382 of the Internal Revenue Code ("Section 382") imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change," In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event that an ownership change occurred, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax exempt rate (which was 4.82% for January 2002). Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets that we held at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's annual NOL utilization would be limited to approximately $93 million per year other than through the recognition of future built-in gain transactions.

     In November 1998, Northwest Airlines Corporation completed its acquisition of certain equity interests in us previously held by Air Partners, L.P. and its affiliates, together with some of our Class A common stock held by other investors, totaling 8,661,224 shares of the Class A common stock. On January 22, 2001, we repurchased 6,685,279 shares of our Class A common stock from Northwest Airlines Corporation and an affiliate. In addition, each issued share of our Class A common stock was reclassified into 1.32 shares of Class B common stock in a nontaxable transaction. We do not believe that these transactions resulted in an ownership change for purposes of Section 382.

     EMPLOYEES. In 2000, we began implementing a phased plan to bring employee benefits to industry standard levels by 2003. The plan provides for increases in vacation, paid holidays, increased 401(k) company matching cash contributions and additional past service retirement credit for most senior employees.

     The following table reflects Continental's, ExpressJet's and CMI's principal collective bargaining agreements, and their respective amendable dates:

                                      APPROXIMATE
                                         NUMBER
                                      OF FULL-TIME
                                       EQUIVALENT                                              CONTRACT
EMPLOYEE GROUP                         EMPLOYEES              REPRESENTING UNION            AMENDABLE DATE
--------------                        ------------            ------------------           ----------------
Continental Pilots                       4,300       Air Line Pilots Association           October 2002
                                                       International ("ALPA")
Express Jet Pilots                       1,850       ALPA                                  October 2002
Continental Dispatchers                    100       Transport Workers Union ("TWU")       October 2003
ExpressJet Dispatchers                      50       TWU                                   July 2004
Continental Mechanics                    3,400       International Brotherhood of          January 2002
                                                       Teamsters ("Teamsters")
ExpressJet Mechanics                       750       Teamsters                             February 2004
CMI Mechanics                              100       Teamsters                             March 2001
Continental Flight Attendants            6,750       International Association of          October 2004
                                                       Machinists and Aerospace Workers
                                                       ("IAM")
ExpressJet Flight Attendants               650       IAM                                   December 2004
CMI Flight Attendants                      260       IAM                                   June 2005
CMI Fleet and Passenger Service            460       Teamsters                             March 2001
  Employees
Continental Flight Simulator                50       TWU                                   Negotiations for
  Technicians                                                                              initial contract
                                                                                           ongoing

     Collective bargaining agreements between us and our mechanics (who are represented by the Teamsters) and between both us and ExpressJet and our respective pilots (who are represented by ALPA) are amendable in January 2002 and October 2002, respectively. In addition, collective bargaining agreements between CMI and its mechanics and fleet and passenger service employees (represented by the Teamsters) were amendable in March 2001. Negotiations were deferred due to the economic uncertainty following the September 11, 2001 terrorist attacks. Negotiations have recommenced with the Teamsters in the first quarter of 2002 and are scheduled to commence with ALPA in the summer of 2002.

     Our other employees and those of ExpressJet and CMI are not covered by collective bargaining agreements.

     IMPAIRMENT LOSSES. In the fourth quarter of 2001, we incurred a special charge of $61 million ($39 million after taxes) associated primarily with the impairment of various owned aircraft and spare engines, including all of the DC-10-30, ATR-42, EMB-120 and Boeing 747 and 727 aircraft we owned.

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of") ("SFAS 121"), we record impairment losses on owned assets when circumstances indicate that the assets might be impaired. We performed evaluations to determine whether future cash flows expected to result from the use and eventual disposition of these aircraft would be less than the aggregate carrying amount of the aircraft and the related assets. As a result of the evaluations, we determined that the expected cash flows expected are not sufficient to recover the carrying value of the assets, and therefore these aircraft were impaired as defined by SFAS 121. Consequently, the original cost basis of these aircraft and related items was reduced to reflect their fair market value. In determining the fair market value of these assets, we considered recent transactions involving sales of similar aircraft and market trends in aircraft dispositions. Our estimate of cash flows and fair market value might change due to changes in the economic environment in the airline industry.

     As of January 31, 2002, we had 56 jet aircraft and 19 turboprop aircraft out of service from our fleet. The majority of these aircraft have been temporarily removed from service and we will continue to evaluate whether to return these temporarily grounded aircraft to service, which will primarily depend on demand and yield in the coming months. It is possible that all or a significant portion of these temporarily grounded aircraft will be permanently removed from service at a later date, which would result in special charges for impairment and lease exit costs. We could suffer additional impairment of operating aircraft and other long-lived assets in the future if the economic environment in which we operate does not continue to improve or further deteriorates due to unforeseen circumstances. The special charges for all or a significant portion of the temporarily grounded aircraft would, and any additional special charges for impairment of operating aircraft and other long-lived assets could, be material.

     ENVIRONMENTAL MATTERS. In the third quarter of 2001, we recorded a $17 million charge, net of anticipated insurance recoveries, to provide additional reserves for potential environmental remediation costs. Reserves for estimated losses from environmental remediation are based primarily on third-party environmental studies and estimates as to the extent of the contamination and the nature of required remedial actions. Anticipated insurance proceeds are recorded as a receivable. Although we believe, based on currently available information, that our reserves for potential environmental remediation costs in excess of anticipated insurance proceeds are adequate, reserves could be adjusted as further information develops or circumstances change. In addition, certain of our insurers have denied coverage for environmental matters. We have sued them for coverage, and they have counterclaimed against us. We cannot currently calculate the increase that might be required in our environmental reserves or predict the outcome of our insurance dispute. However, we do not expect these items to materially impact our liquidity or our results of operations.

     CRITICAL ACCOUNTING POLICIES. The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

     Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the notes to the consolidated financial statements.

     - REVENUE RECOGNITION. We recognize passenger revenue and related commissions, if any, when transportation is provided rather than when a ticket is sold. The amount of passenger ticket sales and commissions not yet recognized as revenue is reflected as air traffic liability and prepaid commissions, respectively, in our consolidated balance sheet. We perform periodic evaluations of this estimated liability and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions, and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price. These amounts are materially consistent from year to year.

     - IMPAIRMENTS OF LONG-LIVED ASSETS. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

     As a result of the impact on our operations of the September 11, 2001 terrorist attacks, we determined that the carrying amounts of our owned DC-10-30, ATR-42, EMB-120 and Boeing 747 and 727 aircraft and related inventories are no longer recoverable based on estimates of future operating cash flows to be generated by these fleets. As a result, we recognized an impairment charge of approximately $61 million in the fourth quarter of 2001. We estimated the fair value of these aircraft based on industry trends, and, where available, reference to market rates and transactions. All other long-lived assets, principally our other fleet types and intangible assets, were determined to be recoverable based on our estimates of future cash flows. Our estimates of future cash flows reflect a return to more historical levels of industry profitability on a longer-term basis.

     We provide an allowance for inventory obsolescence over the remaining useful life of the related aircraft for spare parts expected to be on hand on the date the aircraft are retired from service, plus allowances for spare parts currently identified as excess. These allowances are based on our estimates and industry trends, which are subject to change. The estimates are more sensitive when we near the end of a fleet life or when we remove entire fleets from service sooner than originally planned.

     We regularly review the estimated useful lives and salvage values for our aircraft and spare parts.

     - FREQUENT FLYER ACCOUNTING. We utilize a number of estimates in accounting for our OnePass frequent flyer program which are consistent with industry practices.

     We record a liability for the estimated incremental cost of providing travel awards which includes the cost of incremental fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates or the minimum award level could have a significant impact on our liability in the year of change as well as future years.

     We defer the portion of amounts received from marketing partners for sale of OnePass miles representing our estimate of the fair value of tickets that are likely to be purchased with mileage credits sold to the marketing partners. This portion is recognized over the period the mileage credits are expected to be used. A change to either the time period over which the credits are used or our estimate of the number or fair value of tickets could have a significant impact on our revenue in the year of change as well as future years.

     The Emerging Issues Task Force of the Financial Accounting Standards Board is currently reviewing the accounting for both multiple-deliverable revenue arrangements and volume-based sales incentive offers, but has not yet reached a consensus that would apply to programs such as ours. The issuance of new accounting standards could have a significant impact on our liability in the year of change as well as future years.

     RECENTLY ISSUED ACCOUNTING STANDARDS. In July 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No.
142 -- "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. We will adopt SFAS 142 beginning in the first quarter of 2002 and currently estimate discontinuing the amortization of our goodwill recorded on equity investments and routes, which are indefinite-life intangible assets, which will result in reduced expense of approximately $23 million on an annualized basis. We will be required to test routes for impairment annually in accordance with SFAS 142, beginning in the first quarter of 2002. We expect to perform the first of the required impairment tests for goodwill and routes as of January 1, 2002 in the first quarter of 2002. We do not expect to have a material impairment of our goodwill or routes upon adoption based upon our preliminary assessment of fair values.

     In August 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 144 -- "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS 121 and the portion of the Accounting Principle Board Opinion No. 30 that deals with disposal of a business segment. We do not expect SFAS 144, which is effective in 2002, to have a material effect on our results of operations.

     PENSIONS. Although 2001 costs associated with our pension plan remained flat, 2002 costs are expected to increase significantly. This expected increase results primarily from a significant decline in the fair market value of the securities comprising the plan's assets and the participation in the plan by employees who were previously excluded from it. We are required to meet minimum funding standards for the plan and anticipate that our costs will continue to increase as the number of participants grows. These increases will be exacerbated, and could be significant, if the value of plan assets remains depressed or drops further and if the overall seniority of participating employees is higher in a given year. We believe that this may occur as our attrition rates continue to drop.

     OTHER. Our capacity purchase agreement with ExpressJet provides that we purchase in advance all of its available seat miles for a negotiated price, and we are at risk for reselling the available seat miles at market prices. We previously announced our intention to sell or otherwise dispose of some or all of our interests in ExpressJet. If we do so, then we would have greater fixed costs, which could result in lower or more volatile earnings or both. For example, for the year ended December 31, 2001, our pre-tax net loss of approximately $114 million included pre-tax net income for ExpressJet of approximately $80 million.

     See Note 15 in the notes to consolidated financial statements for a discussion of related party transactions.

     We anticipate that additional employee stock options will be granted in 2002 to properly incentivize our employees. The number of options and terms are not yet known. See Note 8 in the notes to consolidated financial statements.

     OUTLOOK. As discussed above, in light of the events of September 11, 2001 and their aftermath, we currently anticipate that we will incur a significant loss for the first quarter of 2002. However, based on current information and trends, we currently anticipate being profitable in March of 2002 and in the second and third quarters of 2002 due in part to the seasonality of our business. In addition, we currently expect to incur a loss for the fourth quarter of 2002 and for the full year 2002. Although load factors continue to improve, they have done so against significantly reduced capacity. The reduced capacity, coupled with the fact that many of our costs are fixed in the intermediate to long term, will continue to drive higher unit costs. Cost per available seat mile for 2002 is expected to increase 5%, holding fuel rate constant, as compared to 2001. This increase is partly attributable to anticipated additional insurance costs in 2002 of approximately $85 million. Business traffic in most markets continues to be weak, and carriers continue to offer reduced fares to attract passengers, which lowers our passenger revenue and yields and raises our break-even load factor. We cannot predict when business traffic or yields will increase.

     We believe that our costs are likely to be affected in the future by (i) higher aircraft ownership costs as new aircraft are delivered, (ii) higher wages, salaries, benefits and related costs as we reach new union agreements, partially offset by savings realized through employee furloughs, company-offered leaves of absence, retirements and cancellation of open positions, (iii) changes in the costs of materials and services (in particular, the cost of fuel, which can fluctuate significantly in response to global market conditions, and insurance and security costs, which have already increased significantly since the September 11, 2001 terrorist attacks), (iv) changes in distribution costs and structure, (v) changes in governmental regulations and taxes affecting air transportation and the costs charged for airport access, including landing fees and new security requirements, (vi) changes in our fleet and related capacity and (vii) our continuing efforts to reduce costs throughout our operations, including reduced maintenance costs for new aircraft, reduced distribution expense from using electronic ticketing and the internet for bookings, reduced capital spending, lowering capacity to meet demand, and continuing to remove non-value added costs from the system. However, the precise impact of these items is not known at this time.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

     We are subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), interest rate risk, foreign currency risk and price changes related to investments in equity and debt securities. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ. See the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments.

     AIRCRAFT FUEL. Our results of operations are significantly impacted by changes in the price of aircraft fuel. During 2001 and 2000, aircraft fuel accounted for 13.5% and 15.2%, respectively, of our operating expenses (excluding severance and other special charges and Stabilization Act grant). From time to time we enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Our fuel hedging strategy may limit our ability to benefit from declines in fuel price. In February 2002, we purchased out of the money call options to hedge a significant increase in fuel costs for approximately 35% of our projected 2002 fuel requirements for the period March through December. As of December 31, 2001, we had no fuel hedges in place to protect against price increases as compared to approximately 23% of our projected 2001 fuel requirements hedged at December 31, 2000. We estimate that a 10% increase in the price per gallon of aircraft fuel would not have a material impact on the fair value of the petroleum call options existing at December 31, 2000.

     FOREIGN CURRENCY. We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses. Our largest exposure comes from the Japanese yen. However, we attempt to mitigate the effect of certain potential foreign currency losses by entering into forward contracts that effectively enable us to sell Japanese yen expected to be received from yen-denominated net cash flows over the next 12 months at specified exchange rates. As of December 31, 2001, we had entered into forward contracts to hedge approximately 80% of our 2002 projected yen-denominated net cash flows, as compared to having in place forward contracts to hedge approximately 75% of our 2001 projected yen-denominated net cash flows at December 31, 2000. We estimate that at December 31, 2001, a 10% strengthening in the value of the U.S. dollar relative to the yen would have increased the fair value of the existing forward contracts by $10 million offset by a corresponding loss on the underlying exposure of $12 million resulting in a net $2 million loss as compared to a $15 million increase in the fair value of existing forward contracts offset by a corresponding loss on the underlying exposure of $20 million resulting in a net $5 million loss at December 31, 2000.

     INTEREST RATES. Our results of operations are affected by fluctuations in interest rates (e.g., interest expense on debt and interest income earned on short-term investments).

     We had approximately $1 billion and $754 million of variable-rate debt as of December 31, 2001 and 2000, respectively. We have mitigated our exposure on certain variable-rate debt by entering into interest rate cap and swap agreements. Our interest rate cap, which limited the amount of potential increase in the LIBOR rate component of the floating rate to a maximum of 9% over the term of the contract, expired July 31, 2001. The interest rate swap outstanding at both December 31, 2001 and 2000 had a notional amount of $176 million. The interest rate swap effectively locks us into paying a fixed rate of interest on a portion of our floating rate debt securities through 2005. If average interest rates increased by 100 basis points during 2002 as compared to 2001, our projected 2002 interest expense would increase by approximately $8 million, net of interest rate cap and swap. At December 31, 2000, an interest rate increase of 100 basis points during 2001 as compared to 2000 was projected to increase 2001 interest expense by approximately $5 million, net of interest rate cap and swap. The interest rate cap does not mitigate this increase in interest expense materially given the current level of such floating rates.

     As of December 31, 2001 and 2000, we estimated the fair value of $2.7 billion and $2.2 billion (carrying value) of our fixed-rate debt to be $2.5 billion and $2.2 billion, respectively, based upon discounted future cash flows using our current incremental borrowing rates for similar types of instruments or market prices. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 100 basis points decrease in interest rates, was approximately $115 million and $109 million as of December 31, 2001 and 2000, respectively. The fair value of the remaining fixed-rate debt at December 31, 2001 and 2000, (with a carrying value of $526 million and $453 million, respectively), was not practicable to estimate.

     If 2002 average short-term interest rates decreased by 100 basis points over 2001 average rates, our projected interest income from cash, cash equivalents and short-term investments would decrease by approximately $11 million during 2002, compared to an estimated $12 million decrease during 2001 measured at December 31, 2000.

     INVESTMENTS IN EQUITY SECURITIES. We have a 49% equity investment in Compania Panamena de Aviacion, S.A. ("Copa"), a 28% equity investment in Gulfstream International Airlines, Inc. and an 11% equity interest in Orbitz which are also subject to price risk. However, since a readily determinable market value does not exist for any of Copa, Gulfstream or Orbitz (each is privately held), we are unable to quantify the amount of price risk sensitivity inherent in these investments. At December 31, 2001 and 2000, the carrying value of the investment in Copa was $53 million and $48 million, respectively. At December 31, 2001 and 2000, the carrying value of the investment in Gulfstream was $0 and $8 million, respectively. At December 31, 2001, the carrying value of our investment in Orbitz was $12 million.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Continental Airlines, Inc.

     We have audited the accompanying consolidated balance sheets of Continental Airlines, Inc. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for the sale of mileage credits to participating partners in its frequent flyer program.

                                                           /s/ ERNST & YOUNG LLP

Houston, Texas
January 16, 2002

                           CONTINENTAL AIRLINES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              ------    ------    ------
Operating Revenue:
  Passenger.................................................  $8,457    $9,308    $8,116
  Cargo, mail and other.....................................     512       591       523
                                                              ------    ------    ------
                                                               8,969     9,899     8,639
                                                              ------    ------    ------
Operating Expenses:
  Wages, salaries and related costs.........................   3,021     2,875     2,510
  Aircraft fuel.............................................   1,229     1,393       756
  Aircraft rentals..........................................     903       844       771
  Landing fees and other rentals............................     581       532       497
  Maintenance, materials and repairs........................     568       646       603
  Depreciation and amortization.............................     467       402       360
  Reservations and sales....................................     445       455       414
  Commissions...............................................     364       526       576
  Passenger servicing.......................................     347       362       352
  Fleet impairment losses, severance and other special
    charges.................................................     124        --        81
  Other.....................................................   1,193     1,135     1,104
  Stabilization Act grant...................................    (417)       --        --
                                                              ------    ------    ------
                                                               8,825     9,170     8,024
                                                              ------    ------    ------
Operating Income............................................     144       729       615
                                                              ------    ------    ------
Nonoperating Income (Expense):
  Interest expense..........................................    (295)     (251)     (233)
  Interest capitalized......................................      57        57        55
  Interest income...........................................      45        87        71
  Gain on sale of Amadeus...................................      --        --       297
  Other, net................................................     (65)      (51)       (7)
                                                              ------    ------    ------
                                                                (258)     (158)      183
                                                              ------    ------    ------
Income (Loss) before Income Taxes, Cumulative Effect of
  Accounting Changes and Extraordinary Charge...............    (114)      571       798
Income Tax (Expense) Benefit................................      29      (222)     (310)
Distributions on Preferred Securities of Trust, net of
  applicable income taxes of $6 and $1 in 2001 and 2000,
  respectively..............................................     (10)       (1)       --
                                                              ------    ------    ------
Income (Loss) before Cumulative Effect of Accounting Changes
  and Extraordinary Charge..................................     (95)      348       488
Cumulative Effect of Accounting Changes, Net of Applicable
  Income Taxes of $19.......................................      --        --       (33)
Extraordinary Charge, net of applicable income taxes of
  $3........................................................      --        (6)       --
                                                              ------    ------    ------
Net Income (Loss)...........................................  $  (95)   $  342    $  455
                                                              ======    ======    ======
Basic Earnings (Loss) per Share:
  Income (Loss) before Cumulative Effect of Accounting
    Changes and Extraordinary Charge........................  $(1.72)   $ 5.71    $ 7.02
  Cumulative Effect of Accounting Changes...................      --        --     (0.48)
  Extraordinary Charge......................................      --     (0.09)       --
                                                              ------    ------    ------
  Net Income (Loss).........................................  $(1.72)   $ 5.62    $ 6.54
                                                              ======    ======    ======
Diluted Earnings (Loss) per Share:
  Income (Loss) before Cumulative Effect of Accounting
    Changes and Extraordinary Charge........................  $(1.72)   $ 5.54    $ 6.64
  Cumulative Effect of Accounting Changes...................      --        --     (0.44)
  Extraordinary Charge......................................      --     (0.09)       --
                                                              ------    ------    ------
  Net Income (Loss).........................................  $(1.72)   $ 5.45    $ 6.20
                                                              ======    ======    ======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           CONTINENTAL AIRLINES, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................     $1,132         $1,371
  Short-term investments....................................         --             24
  Accounts receivable, net of allowance for doubtful
     receivables of $27 and $20, respectively...............        404            495
       Spare parts and supplies, net of allowance for
        obsolescence of $80 and $67, respectively...........        272            280
  Deferred income taxes.....................................        192            137
     Prepayments and other..................................        144            152
                                                                 ------         ------
       Total current assets.................................      2,144          2,459
                                                                 ------         ------
Property and Equipment:
  Owned property and equipment:
     Flight equipment.......................................      5,592          4,597
     Other..................................................      1,092            990
                                                                 ------         ------
                                                                  6,684          5,587
     Less: Accumulated depreciation.........................      1,249          1,025
                                                                 ------         ------
                                                                  5,435          4,562
                                                                 ------         ------
     Purchase deposits for flight equipment.................        454            404
                                                                 ------         ------
     Capital leases:
       Flight equipment.....................................        223            226
       Other................................................        234            138
                                                                 ------         ------
                                                                    457            364
       Less: Accumulated amortization.......................        193            167
                                                                 ------         ------
                                                                    264            197
                                                                 ------         ------
          Total property and equipment......................      6,153          5,163
                                                                 ------         ------
Other Assets:
  Routes and airport operating rights, net of accumulated
     amortization of $445 and $395, respectively............      1,033          1,081
  Other assets, net.........................................        461            498
                                                                 ------         ------
     Total other assets.....................................      1,494          1,579
                                                                 ------         ------
          Total Assets......................................     $9,791         $9,201
                                                                 ======         ======

                                                        (continued on next page)

                           CONTINENTAL AIRLINES, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and capital leases...    $   355         $  304
  Accounts payable..........................................      1,008          1,016
  Air traffic liability.....................................      1,014          1,125
  Accrued payroll and pensions..............................        523            297
  Accrued other liabilities.................................        291            238
                                                                -------         ------
       Total current liabilities............................      3,191          2,980
                                                                -------         ------
Long-Term Debt and Capital Leases...........................      4,198          3,374
                                                                -------         ------
Deferred Credits and Other Long-Term Liabilities:
  Deferred income taxes.....................................        710            787
  Other.....................................................        288            208
                                                                -------         ------
       Total deferred credits and other long-term
        liabilities.........................................        998            995
                                                                -------         ------
Commitments and Contingencies
Continental-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Convertible
  Subordinated Debentures...................................        243            242
                                                                -------         ------
Redeemable Common Stock.....................................         --            450
                                                                -------         ------
Stockholders' Equity:
  Preferred stock -- $.01 par, 10,000,000 shares authorized;
     one share of Series B issued and outstanding as of
     December 31, 2001, stated at par value.................         --             --
  Class A common stock -- $.01 par, 50,000,000 shares
     authorized through January 22, 2001; 10,963,538 shares
     issued and outstanding as of December 31, 2000.........         --             --
  Class B common stock -- $.01 par, 200,000,000 shares
     authorized; 88,617,001 and 64,073,431 shares issued in
     2001 and 2000, respectively............................          1              1
  Additional paid-in capital................................      1,071            379
  Retained earnings.........................................      1,361          1,456
  Accumulated other comprehensive income (loss).............       (132)            13
  Treasury stock -- 25,442,529 and 16,586,603 Class B shares
     in 2001 and 2000, respectively, at cost................     (1,140)          (689)
                                                                -------         ------
       Total stockholders' equity...........................      1,161          1,160
                                                                -------         ------
       Total Liabilities and Stockholders' Equity...........    $ 9,791         $9,201
                                                                =======         ======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           CONTINENTAL AIRLINES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               2001     2000     1999
                                                              ------   ------   -------
Cash Flows from Operating Activities:
  Net income (loss).........................................  $  (95)  $  342   $   455
  Adjustments to reconcile net income (loss) to net cash
     provided by >operating activities:
     Deferred income taxes..................................     (35)     224       293
     Depreciation and amortization..........................     467      402       360
     Fleet disposition/impairment losses....................      61       --        81
     Gain on sale of Amadeus................................      --       --      (297)
     Gain on sale of other investments......................      (5)      (9)      (29)
     Cumulative effect of accounting changes................      --       --        33
     Other, net.............................................      56      (49)      (83)
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable...........      73        6       (53)
       Increase in spare parts and supplies.................     (20)     (72)      (99)
       Increase (decrease) in accounts payable..............      (8)     159         8
       Increase (decrease) in air traffic liability.........    (111)     163       110
       Increase (decrease) in accrued payroll and
        pensions............................................      90     (132)       34
       Other................................................      94     (130)      (37)
                                                              ------   ------   -------
     Net cash provided by operating activities..............     567      904       776
                                                              ------   ------   -------
Cash Flows from Investing Activities:
  Purchase deposits paid in connection with future aircraft
     deliveries.............................................    (432)    (640)   (1,174)
  Purchase deposits refunded in connection with aircraft
     delivered..............................................     337      577     1,139
  Capital expenditures......................................    (568)    (511)     (706)
  Sale (purchase) of short-term investments.................      24      368      (392)
  Proceeds from sale of Amadeus, net........................      --       --       391
  Proceeds from disposition of property and equipment.......      11      135        77
  Other.....................................................     (26)       3         6
                                                              ------   ------   -------
     Net cash used in investing activities..................    (654)     (68)     (659)
                                                              ------   ------   -------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt, net.............     436      157       453
  Proceeds from issuance of preferred securities of trust,
     net....................................................      --      242        --
  Purchase of common stock..................................    (451)    (450)     (528)
  Payments on long-term debt and capital lease
     obligations............................................    (367)    (707)     (295)
  Proceeds from issuance of common stock....................     241       92        38
  Other.....................................................     (11)       3        14
                                                              ------   ------   -------
     Net cash used in financing activities..................    (152)    (663)     (318)
                                                              ------   ------   -------
Net Increase (Decrease) in Cash and Cash Equivalents........    (239)     173      (201)
Cash and Cash Equivalents -- Beginning of Period............   1,371    1,198     1,399
                                                              ------   ------   -------
Cash and Cash Equivalents -- End of Period..................  $1,132   $1,371   $ 1,198
                                                              ======   ======   =======
Supplemental Cash Flows Information:
  Interest paid.............................................  $  314   $  276   $   221
  Income taxes paid (refunded)..............................  $   (4)  $    7   $    18
Investing and Financing Activities Not Affecting Cash:
  Property and equipment acquired through the issuance of
     debt...................................................  $  707   $  808   $   774
  Conversion of 6 3/4% Convertible Subordinated Notes into
     Class B common stock...................................  $   --   $   --   $   230
  Conversion of Trust Originated Preferred Securities into
     Class B common stock...................................  $   --   $   --   $   111
  Capital lease obligations incurred........................  $   95   $   53   $    50
  Sale-leaseback of aircraft................................  $   --   $   --   $    81

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           CONTINENTAL AIRLINES, INC.

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                                                 ACCUMULATED
                                        ADDITIONAL                  OTHER                       TREASURY
                                         PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE    STOCK,
                                         CAPITAL     EARNINGS   INCOME/(LOSS)   INCOME/(LOSS)   AT COST
                                        ----------   --------   -------------   -------------   --------
Balance, December 31, 1998............    $  634      $  659        $ (88)          $ 297       $   (13)
                                                                                    =====
Net Income............................        --         455           --             455            --
Reduction in Additional Minimum
  Pension Liability, net of applicable
  income taxes of $43.................        --          --           82              82            --
Purchase of Common Stock..............        --          --           --              --          (528)
Reissuance of Treasury Stock pursuant
  to Stock Plans......................       (18)         --           --              --            69
Conversion of 6 3/4% Convertible
  Subordinated Notes into Common
  Stock...............................       161          --           --              --            66
Conversion of Trust Originated
  Preferred Securities into Common
  Stock...............................       100          --           --              --            11
Other.................................        (6)         --            5               5             3
                                          ------      ------        -----           -----       -------
Balance, December 31, 1999............       871       1,114           (1)            542          (392)
                                                                                    =====
Net Income............................        --         342           --             342            --
Purchase of Common Stock..............        (1)         --           --              --          (449)
Reissuance of Treasury Stock pursuant
  to Stock Plans......................       (45)         --           --              --           137
Reclass for Redeemable Common Stock...      (450)         --           --              --            --
Other.................................         4          --           14              14            15
                                          ------      ------        -----           -----       -------
Balance, December 31, 2000............       379       1,456           13             356          (689)
                                                                                    =====
Net Loss..............................        --         (95)          --             (95)           --
Increase in Additional Minimum Pension
  Liability, net of applicable income
  taxes of $77........................        --          --         (138)           (138)           --
Purchase of Common Stock..............        --          --           --              --          (451)
Issuance of Common Stock pursuant to
  Stock Plans.........................        79          --           --              --            --
Issuance of Common Stock pursuant to
  Stock Offering......................       173          --           --              --            --
Reclass for Redeemable Common Stock...       450          --           --              --            --
Other.................................       (10)         --           (7)             (7)           --
                                          ------      ------        -----           -----       -------
Balance, December 31, 2001............    $1,071      $1,361        $(132)          $(240)      $(1,140)
                                          ======      ======        =====           =====       =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           CONTINENTAL AIRLINES, INC.

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                NUMBER OF SHARES
                                 (IN THOUSANDS)

                                                                      CLASS A   CLASS B
                                                          PREFERRED   COMMON    COMMON    TREASURY
                                                            STOCK      STOCK     STOCK     STOCK
                                                          ---------   -------   -------   --------
Balance, December 31, 1998..............................       --     11,407     52,971       400
Purchase of Common Stock................................       --         --    (13,134)   13,134
Reissuance of Treasury Stock pursuant to Stock Plans....       --         --      1,854    (1,854)
Reissuance of Treasury Stock pursuant to Conversion of
  Class A to Class B Common Stock.......................       --        (86)        86       (86)
Issuance of Common Stock pursuant to Stock Plans........       --         --         13        --
Conversion of 6 3/4% Convertible Subordinated Notes into
  Common Stock..........................................       --         --      6,132        --
Reissuance of Treasury Stock pursuant to Conversion of
  6 3/4% Convertible Subordinated Notes.................       --         --      1,485    (1,485)
Conversion of Trust Originated Preferred Securities into
  Common Stock..........................................       --         --      4,408        --
Reissuance of Treasury Stock pursuant to a
  reclassification of Trust Originated Preferred
  Securities............................................       --         --        345      (345)
                                                            -----     ------    -------    ------
Balance, December 31, 1999..............................       --     11,321     54,160     9,764
Purchase of Common Stock................................       --         --    (10,545)   10,545
Reissuance of Treasury Stock pursuant to Stock Plans....       --         --      3,365    (3,365)
Reissuance of Treasury Stock pursuant to a
  reclassification of Class A to Class B Common Stock...       --       (357)       357      (357)
Issuance of Common Stock pursuant to Stock Plans........       --         --        150        --
                                                            -----     ------    -------    ------
Balance, December 31, 2000..............................       --     10,964     47,487    16,587
Repurchase of Northwest Stock...........................       --     (6,686)        --     8,824
Issuance of Common Stock pursuant to Stock Plans........       --         --      2,313        --
Issuance of Common Stock pursuant to Conversion of Class
  A to Class B Common Stock.............................       --     (4,278)     5,646        --
Issuance of Common Stock pursuant to Stock Offering.....       --         --      7,751        --
Purchase of Common Stock................................       --         --        (23)       23
Issuance of Preferred Stock.............................       --         --         --        --
Other...................................................       --         --         --         9
                                                            -----     ------    -------    ------
Balance, December 31, 2001..............................       --         --     63,174    25,443
                                                            =====     ======    =======    ======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           CONTINENTAL AIRLINES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Continental Airlines, Inc. is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the fifth largest United States airline (as measured by 2001 revenue passenger miles) and, together with our wholly owned subsidiaries, ExpressJet Airlines, Inc. ("ExpressJet"), and Continental Micronesia, Inc. ("CMI"), each a Delaware corporation, served 215 airports worldwide at January 15, 2002. As of January 15, 2002, we flew to 123 domestic and 92 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 15 European cities, seven South American cities, Tel Aviv, Hong Kong and Tokyo and are one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other United States airline. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

     As used in these Notes to Consolidated Financial Statements, the terms "Continental", "we", "us", "our" and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its subsidiaries.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) PRINCIPLES OF CONSOLIDATION --

          Our consolidated financial statements include the accounts of Continental and its operating subsidiaries, ExpressJet and CMI. All intercompany transactions have been eliminated in consolidation.

     (b) USE OF ESTIMATES --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     (c) CASH AND CASH EQUIVALENTS --

     Cash and cash equivalents consist of cash and short-term, highly liquid investments, which are readily convertible into cash and have a maturity of three months or less when purchased.

     (d) SHORT-TERM INVESTMENTS --

     We invest in commercial paper with original maturities in excess of 90 days but less than 270 days. These investments are classified as short-term investments in the accompanying consolidated balance sheet. Short-term investments are stated at cost, which approximates market value, and are classified as held-to-maturity securities.

     (e) SPARE PARTS AND SUPPLIES --

          Inventories, expendable parts and supplies relating to flight equipment are carried at average acquisition cost and are expensed when incurred in operations. An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, for spare parts expected to be on hand the date the aircraft are retired from service, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates, which are subject to change.

                           CONTINENTAL AIRLINES, INC.

     (f) PROPERTY AND EQUIPMENT --

          Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. The estimated useful lives and residual values for our property and equipment are as follows:

                                                            ESTIMATED        ESTIMATED
                                                           USEFUL LIFE     RESIDUAL VALUE
                                                          --------------   --------------
Jet aircraft............................................  25 to 30 years       10-15%
Turboprop aircraft......................................     18 years             10%
Ground property and equipment...........................  2 to 30 years            0%
Capital lease -- flight and ground......................    Lease Term             0%

     (g) ROUTES AND AIRPORT OPERATING RIGHTS --

     Routes are amortized on a straight-line basis over 40 years and airport operating rights over the stated term of the related lease or 20 years. Routes and airport operating rights are comprised of the following in millions:

                                                                           ACCUMULATED
                                                            BALANCE       AMORTIZATION
                                                        ---------------   -------------
                                                         2001     2000    2001    2000
                                                        ------   ------   -----   -----
Routes................................................  $  685   $  711   $201    $179
Airport operating rights..............................     348      370    244     216
                                                        ------   ------   ----    ----
                                                        $1,033   $1,081   $445    $395
                                                        ======   ======   ====    ====

     See Note 1(q) for a discussion of recently issued accounting standards.

     (h) AIR TRAFFIC LIABILITY --

     Passenger revenue is recognized when transportation is provided rather than when a ticket is sold. The amount of passenger ticket sales not yet recognized as revenue is reflected in the accompanying Consolidated Balance Sheets as air traffic liability. We perform periodic evaluations of this estimated liability, and any adjustments resulting therefrom, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions, and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

     (i) FREQUENT FLYER PROGRAM --

          We sponsor a frequent flyer program, "OnePass", and record an estimated liability for the incremental cost associated with providing the related free transportation at the time a free travel award is earned. The liability is adjusted periodically based on awards earned, awards redeemed and changes in the OnePass program.

          We also sell mileage credits in the OnePass program to participating partners, such as hotels, car rental agencies and credit card companies. During 1999, as a result of the issuance of Staff Accounting Bulletin No. 101 -- "Revenue Recognition in Financial Statements," we changed the method we use to account for the sale of these mileage credits. This change, which totaled $27 million, net of tax, was applied retroactively to January 1, 1999 and was accounted for as a cumulative effect of a change in accounting principle. Under the new accounting method, revenue from the sale of mileage credits, based on estimates of the fair value of tickets to be redeemed with the mileage sold, is deferred and recognized when transportation is provided. Previously, the resulting

                           CONTINENTAL AIRLINES, INC.

     revenue, net of the incremental cost of providing future air travel, was recorded in the period in which the credits were sold.

          The pro forma and actual results for 1999, assuming the accounting change is applied retroactively, is shown below (in millions except per share data):

                                                              PROFORMA   ACTUAL
                                                              --------   ------
Income before Cumulative Effect of Accounting Change and
  Extraordinary Charge......................................   $ 488     $ 488
                                                               =====     =====
Basic earnings per share....................................   $7.02     $7.02
                                                               =====     =====
Diluted earnings per share..................................   $6.64     $6.64
                                                               =====     =====
Net Income..................................................   $ 482     $ 455
                                                               =====     =====
Basic earnings per share....................................   $6.93     $6.54
                                                               =====     =====
Diluted earnings per share..................................   $6.57     $6.20
                                                               =====     =====

     (j) PASSENGER TRAFFIC COMMISSIONS --

          Passenger traffic commissions are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of passenger traffic commissions not yet recognized as expense is included in Prepayments and other assets in the accompanying Consolidated Balance Sheets.

     (k) DEFERRED INCOME TAXES --

          Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     (l) MAINTENANCE AND REPAIR COSTS --

          Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, except engine overhaul costs covered by power by the hour agreements, which are accrued on the basis of hours flown.

     (m) ADVERTISING COSTS --

          We expense the costs of advertising as incurred. Advertising expense was $18 million, $60 million and $82 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     (n) STOCK PLANS AND AWARDS --

          Under Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees" ("APB 25"), if the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, generally no compensation expense is recognized. Since our stock options have all been granted at fair value, no compensation expense has been recognized under APB 25. We elected to follow APB 25 in accounting for our employee stock options and our stock purchase plans. We believe APB 25 is preferable to alternative fair value accounting provided for under Statement of Financial Accounting Standards No.
     123 -- "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires use of option valuation models that were not developed for use in valuing employee stock options or purchase rights.

                           CONTINENTAL AIRLINES, INC.

     (o) MEASUREMENT OF IMPAIRMENT --

          In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), we record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value if lower than carrying value.

     (p) START-UP COSTS --

          Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), requires start-up costs to be expensed as incurred. We adopted SOP 98-5 in the first quarter of 1999. This statement requires all unamortized start up costs (e.g., pilot training costs related to induction of new aircraft) to be expensed upon adoption, resulting in a $6 million cumulative effect of a change in accounting principle, net of tax, in the first quarter of 1999.

     (q) RECENTLY ISSUED ACCOUNTING STANDARDS --

          In July 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 142 -- "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. We will adopt SFAS 142 beginning in the first quarter of 2002 and currently estimate discontinuing the amortization of our goodwill recorded on equity investments and routes, which are indefinite-life intangible assets, which will result in reduced expense of approximately $23 million on an annualized basis. We will be required to test routes for impairment annually in accordance with SFAS 142, beginning in the first quarter of 2002. We expect to perform the first of the required impairment tests for goodwill and routes as of January 1, 2002 in the first quarter of 2002. We do not expect to have a material impairment of our goodwill or routes upon adoption based upon our preliminary assessment of fair values.

          In August 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 144 -- "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS 121 and the portion of the Accounting Principle Board Opinion No. 30 that deals with disposal of a business segment. We do not expect SFAS 144, which is effective in 2002, to have a material effect on our results of operations.

     (r) RECLASSIFICATIONS --

          Certain reclassifications have been made in the prior years' financial statements to conform to the current year presentation.

NOTE 2 -- EARNINGS PER SHARE

     Basic earnings (loss) per common share ("EPS") excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the

                           CONTINENTAL AIRLINES, INC.

issuance of common stock that then shared in the earnings (loss) of the Company. The following table sets forth the computation of basic and diluted earnings
(loss) per share (in millions):

                                                              2001   2000   1999
                                                              ----   ----   ----
Numerator:
  Income (loss) before cumulative effect of accounting
     changes and extraordinary charge.......................  $(95)  $348   $488
  Cumulative effect of accounting changes, net of tax.......    --     --    (33)
  Extraordinary charge, net of tax..........................    --     (6)    --
                                                              ----   ----   ----
  Numerator for basic earnings (loss) per share -- net
     income (loss)..........................................   (95)   342    455
                                                              ----   ----   ----
Effect of dilutive securities:
  Preferred Securities of Trust.............................    --      1     --
  6 3/4% Convertible Subordinated Notes.....................    --     --      4
                                                              ----   ----   ----
                                                                --      1      4
                                                              ----   ----   ----
Numerator for diluted earnings (loss) per share -- net
  income (loss) after assumed conversions...................  $(95)  $343   $459
                                                              ====   ====   ====
Denominator:
  Denominator for basic earnings (loss) per
     share -- weighted-average shares.......................  55.5   60.7   69.5
                                                              ----   ----   ----
Effect of dilutive securities:
  Employee stock options....................................    --    1.1    1.4
  Preferred Securities of Trust.............................    --    0.6    0.1
  Potentially Dilutive Shares (Northwest Repurchase)........    --    0.4     --
  6 3/4% Convertible Subordinated Notes.....................    --     --    2.9
                                                              ----   ----   ----
Dilutive potential common shares............................    --    2.1    4.4
                                                              ----   ----   ----
  Denominator for diluted earnings (loss) per
     share -- adjusted weighted -- average and assumed
     conversions............................................  55.5   62.8   73.9
                                                              ====   ====   ====

     Approximately 6.0 million in 2001, 1.1 million in 2000 and 1.1 million in 1999 of weighted average options to purchase shares of our Class B common stock were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

                           CONTINENTAL AIRLINES, INC.

NOTE 3 -- LONG-TERM DEBT

     Long-term debt as of December 31 is summarized as follows (in millions):

                                                               2001     2000
                                                              ------   ------
SECURED
Notes payable, interest rates of 5.00% to 8.50%, payable
  through 2019..............................................  $2,852   $2,325
Floating rate notes, interest rates of LIBOR plus 0.49% to
  1.0%, (2.50% to 4.72% as of December 31, 2001), Eurodollar
  plus 1.375% (3.31% as of December 31, 2001), Commercial
  Paper plus 0.40% (1.95% as of December 31, 2001), payable
  through 2014..............................................     718      532
Revolving credit facility, floating interest rate of LIBOR
  plus 3.0% (4.93% as of December 31, 2001), payable through
  2004......................................................     190       --
Credit facility, floating interest rate of LIBOR plus 3.5%
  and 1.0%, respectively (5.43% as of December 31, 2001),
  payable through 2002......................................      75      150
Floating rate note, interest rate of LIBOR plus 4.0% and
  1.25%, respectively, (5.93% as of December 31, 2001),
  payable through 2004......................................      61       72
Notes payable, interest rates of 8.49% to 9.07%, payable
  through 2008..............................................      36       39
UNSECURED
Senior notes payable, interest rate of 8.0%, payable through
  2005......................................................     200      200
Notes payable, interest rate of 8.125%, payable through
  2008......................................................     110      110
Other.......................................................      14       14
                                                              ------   ------
                                                               4,256    3,442
Less: current maturities....................................     328      272
                                                              ------   ------
Total.......................................................  $3,928   $3,170
                                                              ======   ======

     Substantially all of our property and equipment is subject to agreements securing our indebtedness. We have unencumbered assets, consisting primarily of spare parts, with a net book value in excess of $1.0 billion.

     We have certain debt and credit facility agreements, which contain financial covenants restricting CMI's incurrence of certain indebtedness and pledge or sale of assets. In addition, the credit facility contains certain financial covenants applicable to Continental and prohibits Continental from granting a security interest on certain of its international route authorities and its stock in Air Micronesia, Inc., CMI's parent company.

     At December 31, 2001, under the most restrictive provisions of our debt and credit facility agreements, we are required to maintain a minimum unrestricted cash balance of $500 million and beginning in the second quarter of 2003, a minimum specified ratio of EBITDAR (earnings before interest, income taxes, depreciation and aircraft rentals) to fixed charges, which consist of interest expense, aircraft rental expense, cash income taxes and cash dividends. These credit facilities had an outstanding balance of $326 million at December 31, 2001.

                           CONTINENTAL AIRLINES, INC.

     Maturities of long-term debt due over the next five years are as follows (in millions):

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................   $328
2003........................................................    410
2004........................................................    329
2005........................................................    563
2006........................................................    417

NOTE 4 -- LEASES

     We lease certain aircraft and other assets under long-term lease arrangements. Other leased assets include real property, airport and terminal facilities, sales offices, maintenance facilities, training centers and general offices. Most aircraft leases also include both renewal options and purchase options.

     At December 31, 2001, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases, that have initial or remaining noncancellable lease terms in excess of one year, are as follows (in millions):

                                                                       OPERATING LEASES
                                                          CAPITAL   -----------------------
YEAR ENDING DECEMBER 31,                                  LEASES    AIRCRAFT   NON-AIRCRAFT
------------------------                                  -------   --------   ------------
2002....................................................   $ 45     $   923       $  389
2003....................................................     40         880          556
2004....................................................     38         843          616
2005....................................................     39         821          656
2006....................................................     41         715          656
Later years.............................................    243       7,089        2,259
                                                           ----     -------       ------

Total minimum lease payments............................    446     $11,271       $5,132
                                                                    =======       ======
Less: amount representing interest......................    149
                                                           ----
Present value of capital leases.........................    297
Less: current maturities of capital leases..............     27
                                                           ----
Long-term capital leases................................   $270
                                                           ====

     At December 31, 2001, Continental, including ExpressJet, had 427 and 11 aircraft (of which 40 operating leased aircraft and five capital leased aircraft have been removed from service) under operating and capital leases, respectively. These leases have remaining lease terms ranging from one month to 22 1/2 years.

     Our total rental expense for aircraft operating leases, net of sublease rentals, was $903 million, $844 million and $771 million in 2001, 2000 and 1999, respectively. Total rental expense for non-aircraft operating leases, net of sublease rentals, was $380 million, $353 million and $328 million in 2001, 2000 and 1999, respectively.

NOTE 5 -- FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     As part of our risk management program, we use or have used a variety of financial instruments, including petroleum call options, petroleum swap contracts, jet fuel purchase commitments, foreign currency average rate options, foreign currency forward contracts and interest rate cap and swap agreements. We do not hold or issue derivative financial instruments for trading purposes.

                           CONTINENTAL AIRLINES, INC.

  NOTIONAL AMOUNTS AND CREDIT EXPOSURE OF DERIVATIVES

     The notional amounts of derivative financial instruments summarized below do not represent amounts exchanged between parties and, therefore, are not a measure of our exposure resulting from our use of derivatives. The amounts exchanged are calculated based upon the notional amounts as well as other terms of the instruments, which relate to interest rates, exchange rates or other indices.

  FUEL PRICE RISK MANAGEMENT

     As of December 31, 2001, we had no fuel hedges in place to protect against fuel price increases, we have from time to time entered into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Should we enter into any such arrangements in the future, our fuel hedging strategy may limit our ability to benefit from declines in fuel price.

     We account for the call options and swap contracts as cash flow hedges. In accordance with Statement of Financial Accounting Standards No.
133 -- "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), such financial instruments are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of these call options and swap agreements is determined based on the correlation between West Texas Intermediate Crude Oil prices and jet fuel prices. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2001, 2000 and 1999. For the years ended December 31, 2001, 2000 and 1999, we recognized approximately $6 million, $44 million and $15 million, respectively, of net losses related to the portion of the hedging instrument excluded from the assessment of hedge effectiveness (primarily time value). These losses are also included in nonoperating income (expense) in the accompanying consolidated statement of operations.

     We had petroleum call options outstanding with an aggregate notional amount of approximately $329 million at December 31, 2000. The fair value of these hedges was not material. There were no outstanding fuel hedges at December 31, 2001.

  FOREIGN CURRENCY EXCHANGE RISK MANAGEMENT

     We use a combination of foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen-denominated net cash flows for the following nine to twelve months. The average rate options and forward contracts have only nominal intrinsic value at the date contracted.

     We account for these instruments as cash flow hedges. In accordance with SFAS 133, such financial instruments are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of revenue when the underlying net cash flows are realized. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness was not material during 2001, 2000 or 1999.

     At December 31, 2001, we had yen forward contracts outstanding with an aggregate notional amount of $131 million and an unrealized gain of $14 million. The notional amount of our yen forward contracts outstanding at December 31, 2000 was $188 million with an unrealized gain of $22 million. Unrealized gains (losses) are recorded in other current assets (liabilities) with the offset to other accumulated comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness. The unrealized gain at December 31, 2001 will be recognized in earnings within the next twelve months.

                           CONTINENTAL AIRLINES, INC.

  INTEREST RATE RISK MANAGEMENT

     We entered into interest rate cap and interest rate swap agreements to reduce the impact of potential interest rate increases on floating rate debt. The interest rate cap had a notional amount of $84 million as of December 31, 2000, and was effective through July 31, 2001. The interest rate swap had a notional amount of $176 million at both December 31, 2001 and 2000. We account for the interest rate cap and swap as cash flow hedges whereby the fair value of the interest rate cap and swap is reflected in other assets in the accompanying consolidated balance sheet with the offset, net of income taxes and any hedge ineffectiveness (which is not material), recorded as accumulated other comprehensive income (loss). The fair value of the interest rate swap was a negative $9 million at December 31, 2001 and the fair value of the interest rate cap and swap were not material as of December 31, 2000. Amounts recorded in accumulated other comprehensive income (loss) are amortized as an adjustment to interest expense over the term of the related hedge. Such amounts were not material during 2001, 2000 or 1999.

  OTHER FINANCIAL INSTRUMENTS

     (a) CASH EQUIVALENTS --

          Cash equivalents are carried at cost and consist primarily of commercial paper with original maturities of three months or less and approximate fair value due to their short maturity.

     (b) SHORT-TERM INVESTMENTS --

          Short-term investments consist primarily of commercial paper with original maturities in excess of 90 days but less than 270 days and approximate fair value due to their short maturity. We classify these investments as held-to-maturity securities.

     (c) INVESTMENT IN EQUITY SECURITIES --

          We have a 49% interest in Compania Panamena de Aviacion, S.A. ("Copa") for $53 million. The investment is accounted for under the equity method of accounting. As of December 31, 2001 and 2000, the excess of the amount at which the investment is carried and the amount of underlying equity in the net assets was $40 million and $41 million, respectively. This difference is treated as goodwill and is being amortized over 40 years. Effective January 1, 2002, the amortization of this goodwill will be discontinued in accordance with SFAS 142.

          On October 20, 1999, we sold our interest in Amadeus Global Travel Distribution, S.A. for $409 million, including a special dividend. The sale, which occurred as part of Amadeus's initial public offering, resulted in a gain of approximately $297 million.

          In December 1999, we acquired a 28% interest in Gulfstream International Airlines, Inc. ("Gulfstream"). The investment is accounted for under the equity method of accounting. At December 31, 2001 and 2000, the carrying value of the investment in Gulfstream was $0 and $8 million, respectively. We have also guaranteed approximately $17 million of debt for Gulfstream as of December 31, 2001.

          As of December 31, 2001, we had an 11% equity interest in Orbitz, a comprehensive travel planning website. We account for our investment in Orbitz under the equity method of accounting. At December 31, 2001, the carrying value of our investment in Orbitz was $12 million.

     (d) DEBT --

          The fair value of our debt with a carrying value of $3.6 billion and $2.9 billion at December 31, 2001 and 2000, respectively, estimated based on the discounted amount of future cash flows using our

                           CONTINENTAL AIRLINES, INC.

     current incremental rate of borrowing for a similar liability or market prices, approximated $3.4 billion and $2.7 billion, respectively.

          The fair value of the remaining debt (with a carrying value of $626 million and $567 million at December 31, 2001 and 2000, respectively), was not practicable to estimate.

     (e) PREFERRED SECURITIES OF TRUST --

          As of December 31, 2001 and 2000, the fair value of our 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities ("TIDES"), with a carrying value of $243 million, estimated based on market quotes, approximated $142 million and $259 million, respectively.

     (f) WARRANTS --

          We are the holder of warrants in a number of start-up e-commerce companies focused on various segments of the travel distribution network. The warrants are recorded at fair value with the offset recorded to non-operating income. The fair value of these warrants was not material at December 31, 2001 or 2000.

     (g) OTHER --

          We have a compensation plan for all officers that provides a cash benefit that is indexed to the appreciation in fair value of a number of underlying equity securities of e-commerce businesses related to the travel industry (including both Hotwire and Orbitz). The benefit formula meets the definition of a derivative, and is accordingly accounted for at fair value, with the offset recorded to non-operating expense. The fair value of the underlying equity securities derivative was not material at December 31, 2001 or 2000.

  CREDIT EXPOSURE OF FINANCIAL INSTRUMENTS

     We are exposed to credit losses in the event of non-performance by issuers of financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to a single issuer under defined Company guidelines, and monitor the market position with each counterparty.

NOTE 6 -- PREFERRED SECURITIES OF TRUST

     In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the "Trust") of which we own all the common trust securities, completed a private placement of 5,000,000 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities or TIDES. The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of Class B common stock at a conversion rate of $60 per share of Class B common stock (equivalent to approximately
0.8333 share of Class B common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security and are included in Distributions on Preferred Securities of Trust in the accompanying Consolidated Statement of Operations. The proceeds of the private placement, which totaled $242 million (net of $8 million of underwriting commissions and expense) are included in Continental-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Convertible Subordinated Debentures in the accompanying Consolidated Balance Sheets.

     The sole assets of the trust are 6% Convertible Junior Subordinated Debentures ("Convertible Subordinated Debentures") with an aggregate principal amount of $250 million issued by us and which mature on November 15, 2030. The Convertible Subordinated Debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices. If we redeem the Convertible

                           CONTINENTAL AIRLINES, INC.

Subordinated Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the Convertible Subordinated Debentures, unless previously converted.

     Taking into consideration our obligations under (i) the Preferred Securities Guarantee relating to the TIDES, (ii) the Indenture relating to the Convertible Subordinated Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the Indenture, the Declaration relating to the TIDES and the Convertible Subordinated Debentures, we have fully and unconditionally guaranteed payment of
(i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES, and (iii) the liquidation amount of the TIDES.

     The Convertible Subordinated Debentures and related income statement effects are eliminated in our consolidated financial statements.

NOTE 7 -- REDEEMABLE COMMON, PREFERRED, COMMON AND TREASURY STOCK

  REDEEMABLE COMMON STOCK

     On November 15, 2000, we entered into a number of agreements with Northwest Airlines Corporation and some of its affiliates under which we would, among other things, repurchase approximately 6.7 million shares of our Class A common stock, owned by Northwest Airlines Corporation, reclassify all issued shares of Class A common stock into Class B common stock, make other adjustments to our corporate and alliance relationship with Northwest Airlines, Inc., and issue to Northwest Airlines, Inc. one share of preferred stock, designated as Series B preferred stock with blocking rights relating to certain change of control transactions involving us and certain matters relating to our rights plan. The transactions closed on January 22, 2001. As a result of our commitment to repurchase these Class A shares for $450 million, such amounts were included in Redeemable Common Stock in the accompanying Consolidated Balance Sheets at December 31, 2000.

  PREFERRED STOCK

     We have 10 million shares of authorized preferred stock.

     As of December 31, 2001, one share of Series B preferred stock was outstanding, which is owned by Northwest Airlines, Inc. No shares of preferred stock were outstanding as of December 31, 2000.

     Some of the material provisions of the Series B preferred stock are listed below.

     RANKING. The Series B preferred stock ranks junior to all classes of capital stock other than our common stock upon liquidation, dissolution or winding up of the company.

     DIVIDENDS.  No dividends are payable on the Series B preferred stock.

     VOTING RIGHTS. The holder of the Series B preferred stock has the right to block certain actions we may seek to take including:

          - Certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

          - Certain amendments to our rights plan (or redemption of those rights);

          - Any dividend or distribution of all or substantially all of our assets; and

          - Certain reorganizations and restructuring transactions involving us.

                           CONTINENTAL AIRLINES, INC.

     REDEMPTION. The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

          - Northwest Airlines, Inc. transfers or encumbers the Series B preferred stock;

          - There is a change of control of Northwest Airlines Corporation involving a third party major air carrier;

          - Our alliance with Northwest Airlines Corporation terminates or expires (other than as a result of a breach by us); or

          - Northwest Airlines Corporation materially breaches its standstill obligations to us or triggers our rights agreement.

  COMMON STOCK

     We currently have one class of common stock issued and outstanding, Class B common stock. Each share of Class B common stock is entitled to one vote per share.

  TREASURY STOCK

     We began a stock repurchase program in 1998 under which we repurchased a total of 28.2 million shares of Class B common stock for a total of approximately $1.2 billion through December 31, 2001. Approximately $216 million remained available in the program as of December 31, 2001. In addition to the current balance, the program permits (i) one-half of future net income (excluding special gains and charges), (ii) all the proceeds from the sale of non-strategic assets and (iii) the amount of cash proceeds we receive for the purchase of common stock by employees and other participants under our employee stock purchase and stock option plans to be added to the program. This program was suspended during 2001.

  STOCKHOLDER RIGHTS PLAN

     Effective November 20, 1998, we adopted a stockholder rights plan (the "Rights Plan") in connection with the disposition by Air Partners, L.P. of its interest in Continental to Northwest Airlines Corporation. Effective January 22, 2001, we amended the Rights Plan to take into account, among other things, the effects of the recapitalization and to eliminate the status of the Northwest parties as exempt persons that would not trigger the provisions of the Rights Plan.

     The rights become exercisable upon the earlier of (i) the tenth day following a public announcement or public disclosure of facts indicating that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% (25%, or more in some cases, in the case of an Institutional Investor) or more of the total number of votes entitled to be cast generally by holders of our common stock then outstanding, voting together as a single class (such person or group being an "Acquiring Person"), or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person. Certain persons and entities related to us or Air Partners are exempt from the definition of "Acquiring Person."

     The rights will expire on November 20, 2008 unless extended or unless the rights are earlier redeemed or exchanged by us.

     Subject to certain adjustments, if any person becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person and its affiliates and associates (which rights

                           CONTINENTAL AIRLINES, INC.

will thereafter be void), will thereafter have the right to receive, upon exercise thereof, that number of shares of Class B common stock having a market value of two times the exercise price ($200, subject to adjustment) of the right.

     If at any time after a person becomes an Acquiring Person, (i) we merge into any other person, (ii) any person merges into us and all of our outstanding common stock does not remain outstanding after such merger, or (iii) we sell 50% or more of our consolidated assets or earning power, each holder of a right (other than the Acquiring Person and its affiliates and associates) will have the right to receive, upon the exercise thereof, that number of shares of common stock of the acquiring corporation (including us as successor thereto or as the surviving corporation) which at the time of such transaction will have a market value of two times the exercise price of the right.

     At any time after any person becomes an Acquiring Person, and prior to the acquisition by any person or group of a majority of our voting power, our board of directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Class B common stock per right (subject to adjustment).

     At any time prior to any person becoming an Acquiring Person, our board of directors may redeem the rights at a price of $.001 per right. The Rights Plan may be amended by our board of directors without the consent of the holders of the rights, except that from and after the time that any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person and its affiliates and associates). Until a right is exercised, its holder, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends.

NOTE 8 -- STOCK PLANS AND AWARDS

  STOCK OPTIONS

     Our stockholders have approved the following incentive plans, which, subject to adjustment as provided in the respective plans, permit the issuance of the number of shares of Class B common stock set forth below:

Incentive Plan 2000......................   3,000,000 shares
1998 Stock Incentive Plan................   5,500,000 shares
1997 Stock Incentive Plan................   2,000,000 shares
1994 Incentive Equity Plan...............   9,000,000 shares

     The Incentive Plan 2000 provides for awards in the form of stock options, restricted stock, performance awards and incentive awards. Each of the other plans permits awards of either stock options or restricted stock. Each plan permits awards to be made to the non-employee directors of the company or the employees of the company or its subsidiaries. Stock issued under the plans may be originally issued shares, treasury shares or a combination thereof. The total shares remaining for award under the plans as of December 31, 2001 was 7.2 million, although no new awards can be made under the 1994 Incentive Equity Plan.

     Stock options are awarded under the plans with exercise prices equal to the fair market value of the stock on the date of grant, and typically vest over a three to four-year period. Employee stock options generally have a five-year term, while outside director stock options have ten-year terms.

     Under the terms of the Plans, a change in control would result in all outstanding options under these plans becoming exercisable in full and restrictions on restricted shares being terminated.

                           CONTINENTAL AIRLINES, INC.

     The table below summarizes stock option transactions pursuant to our 2000 Incentive Plan and the Plans (share data in thousands). The vast majority of outstanding options were voluntarily surrendered to us in October 2001.

                                      2001                       2000                       1999
                            ------------------------   ------------------------   ------------------------
                                        WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                         AVERAGE                    AVERAGE                    AVERAGE
                            OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE   OPTIONS   EXERCISE PRICE
                            -------   --------------   -------   --------------   -------   --------------
Outstanding at Beginning
  of Year.................   7,468        $37.30        9,005        $32.69        9,683        $30.31
Granted...................   1,651        $49.47        1,514        $42.20        1,055        $33.38
Exercised.................  (1,612)       $31.48       (2,885)       $25.65       (1,464)       $16.54
Cancelled.................  (6,527)       $41.96         (166)       $34.35         (269)       $37.41
                            ------                     ------                     ------
Outstanding at End of
  Year....................     980        $36.34        7,468        $37.30        9,005        $32.69
                            ======        ======       ======        ======       ======        ======
Options exercisable at end
  of year.................     711        $35.66        3,318        $35.47        4,845        $29.13

     The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2001 (share data in thousands):

                                                           OPTIONS OUTSTANDING
                                            --------------------------------------------------
                                                              WEIGHTED
RANGE OF                                                  AVERAGE REMAINING   WEIGHTED AVERAGE
EXERCISE PRICES                             OUTSTANDING   CONTRACTUAL LIFE     EXERCISE PRICE
---------------                             -----------   -----------------   ----------------
$4.56-$28.63..............................      130             1.82               $20.74
$29.19-$29.19.............................      206             1.90               $29.19
$30.88-$34.75.............................      217             2.99               $32.54
$35.00-$45.56.............................      223             5.17               $41.93
$46.19-$56.81.............................      204             5.83               $51.46
                                                ---
$4.56-$56.81..............................      980             3.69               $36.34
                                                ===

                                                                 OPTIONS EXERCISABLE
                                                            ------------------------------
RANGE OF                                                                  WEIGHTED AVERAGE
EXERCISE PRICES                                             EXERCISABLE    EXERCISE PRICE
---------------                                             -----------   ----------------
$4.56-$28.63..............................................      123            $20.94
$29.19-$29.19.............................................      154            $29.19
$30.88-$34.75.............................................      142            $32.75
$35.00-$45.56.............................................      166            $42.25
$46.19-$56.81.............................................      126            $52.53
                                                                ---
$4.56-$56.81..............................................      711            $35.66
                                                                ===

  EMPLOYEE STOCK PURCHASE PLAN

     All of our employees are eligible to participate in our employee stock purchase program under which they may purchase shares of Class B common stock at 85% of the lower of the fair market value on the first day of the option period or the last day of the option period. During 2001 and 2000, 710,394 and 481,950 shares, respectively, of Class B common stock were issued at prices ranging from $13.40 to $38.30

                           CONTINENTAL AIRLINES, INC.

in 2001 and $27.73 to $38.30 in 2000. During 1999, 526,729 shares of Class B common stock were issued at prices ranging from $27.84 to $49.41.

  PRO FORMA SFAS 123 RESULTS

     Pro forma information regarding net income and earnings per share has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 4.8%, 6.5% and 4.9%, dividend yields of 0%; volatility factors of the expected market price of our Class B common stock of 46% for 2001, 47% for 2000 and 43% for 1999, and a weighted-average expected life of the option of 4.9 years, 3.6 years and 3.1 years. The weighted average grant date fair value of the stock options granted in 2001, 2000 and 1999 was $22.63, $17.37 and $11.13 per option, respectively.

     The fair value of the purchase rights under the stock purchase plans was also estimated using the Black-Scholes model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk free interest rates of 3.3%, 5.9% and 4.7%; dividend yields of 0%, expected volatility of 46% for 2001, 47% for 2000 and 43% for 1999; and an expected life of .25 years for each of 2001, 2000 and 1999. The weighted-average fair value of the purchase rights granted in 2001, 2000 and 1999 was $5.12, $10.18 and $7.72, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

     Assuming that we had accounted for our employee stock options and purchase rights using the fair value method and amortized the resulting amount to expense over the options' vesting periods, net loss would have been increased by $6 million for the year ended December 31, 2001 and net income would have been decreased by $20 million and $24 million for the years ended December 31, 2000 and 1999, respectively. Basic net loss per share would have increased by 11 cents for the year ended December 31, 2001 and basic EPS would have decreased by 33 cents and 35 cents for the years ended December 31, 2000 and 1999, respectively. Diluted net loss per share would have increased by 11 cents for the year ended December 31, 2001 and diluted EPS would have decreased by 32 cents and 33 cents for the years ended December 31, 2000 and 1999, respectively.

                           CONTINENTAL AIRLINES, INC.

NOTE 9 -- ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

     The components of accumulated other comprehensive income (loss) are as follows (in millions):

                                                                         UNREALIZED
                                           MINIMUM      UNREALIZED     GAIN/(LOSS) ON
                                           PENSION     GAIN/(LOSS)       DERIVATIVE
                                          LIABILITY   ON INVESTMENTS    INSTRUMENTS     TOTAL
                                          ---------   --------------   --------------   -----
Balance at December 31, 1998............    $ (82)         $--              $(6)        $ (88)
Current year net change in accumulated
  other comprehensive income (loss).....       82            1                4            87
                                            -----          ---              ---         -----
Balance at December 31, 1999............       --            1               (2)           (1)
Current year net change in accumulated
  other comprehensive income (loss).....       --           (1)              15            14
                                            -----          ---              ---         -----
Balance at December 31, 2000............       --           --               13            13
Current year net change in accumulated
  other comprehensive income (loss).....     (138)          --               (7)         (145)
                                            -----          ---              ---         -----
Balance at December 31, 2001............    $(138)         $--              $ 6         $(132)
                                            =====          ===              ===         =====

NOTE 10 -- EMPLOYEE BENEFIT PLANS

     We have noncontributory defined benefit pension and defined contribution (including 401(k) savings) plans. Substantially all of our domestic employees are covered by one or more of these plans. The benefits under the active defined benefit pension plan are based on years of service and an employee's final average compensation. For the years ended December 31, 2001, 2000 and 1999, total expense for the defined contribution plan was $34 million, $17 million and $14 million, respectively.

     The following table sets forth the defined benefit pension plans' change in projected benefit obligation for 2001 and 2000:

                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Projected benefit obligation at beginning of year...........  $1,488   $1,300
Service cost................................................      94       93
Interest cost...............................................     117      113
Plan amendments.............................................       2       54
Actuarial (gains) losses....................................      37      (16)
Benefits paid...............................................    (195)     (56)
                                                              ------   ------
Projected benefit obligation at end of year.................  $1,543   $1,488
                                                              ======   ======

                           CONTINENTAL AIRLINES, INC.

     The following table sets forth the defined benefit pension plans' change in the fair value of plan assets for 2001 and 2000:

                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Fair value of plan assets at beginning of year..............  $1,206   $1,013
Actual return on plan assets................................     (81)     (33)
Employer contributions......................................      26      282
Benefits paid...............................................    (195)     (56)
                                                              ------   ------
Fair value of plan assets at end of year....................  $  956   $1,206
                                                              ======   ======

     Pension cost recognized in the accompanying consolidated balance sheets is computed as follows:

                                                              2001    2000
                                                              -----   -----
                                                              (IN MILLIONS)
Funded status of the plans -- net underfunded...............  $(587)  $(282)
Unrecognized net actuarial loss.............................    503     270
Unrecognized prior service cost.............................    151     178
                                                              -----   -----
Net amount recognized.......................................  $  67   $ 166
                                                              =====   =====
Prepaid benefit cost........................................  $  --   $ 184
Accrued benefit liability...................................   (296)    (27)
Intangible asset............................................    148       9
Accumulated other comprehensive income......................    215      --
                                                              -----   -----
Net amount recognized.......................................  $  67   $ 166
                                                              =====   =====

     Net periodic defined benefit pension cost for 2001, 2000 and 1999 included the following components:

                                                              2001    2000    1999
                                                              -----   -----   ----
                                                                 (IN MILLIONS)
Service cost................................................  $  94   $  93   $ 66
Interest cost...............................................    117     113     90
Expected return on plan assets..............................   (118)   (103)   (84)
Amortization of prior service cost..........................     22      18     13
Amortization of unrecognized net actuarial loss.............     12       3     13
                                                              -----   -----   ----
Net periodic benefit cost...................................  $ 127   $ 124   $ 98
                                                              =====   =====   ====

     The following actuarial assumptions were used to determine the actuarial present value of our projected benefit obligation:

                                                2001          2000          1999
                                             -----------   -----------   -----------
Weighted average assumed discount rate.....        7.50%         8.00%         8.25%
Expected long-term rate of return on plan
  assets...................................        9.50%         9.50%         9.50%
Weighted average rate of compensation
  increase.................................  4.98%-5.27%   4.98%-5.27%   4.98%-5.27%

     The projected benefit obligation, accumulated benefit obligation and the fair value of plan assets for the pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets were $1.5 billion, $1.2 billion and $956 million, respectively, as of December 31, 2001, and $39 million, $26 million and $0, respectively, as of December 31, 2000.

                           CONTINENTAL AIRLINES, INC.

     During 1999, we amended our benefit plan as a result of changes in benefits pursuant to new collective bargaining agreements.

     Plan assets consist primarily of equity securities, long-term debt securities and short-term investments.

     Our policy is to fund the noncontributory defined benefit pension plans in accordance with Internal Revenue Service requirements as modified, to the extent applicable, by agreements with the IRS.

     Our defined contribution 401(k) employee savings plan covers substantially all domestic employees. Effective January 1, 2001, we amended the plan to increase the employer-matching contribution rate, which is made in cash.

     We also have a profit sharing program under which an award pool consisting of 15% of our annual pre-tax earnings, subject to certain adjustments, is distributed each year to substantially all employees (other than employees whose collective bargaining agreement provides otherwise or who otherwise receive profit sharing payments as required by local law) on a pro rata basis according to base salary. The profit sharing expense included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2000 and 1999 was $66 million and $62 million, respectively.

NOTE 11 -- INCOME TAXES

     Income tax expense/(benefit) for the years ended December 2001, 2000 and 1999 consists of the following (in millions):

                                                              2001   2000   1999
                                                              ----   ----   ----
Federal:
  Current...................................................  $ --   $ (1)  $ 10
  Deferred..................................................   (28)   206    279
State:
  Current...................................................     5     (2)     3
  Deferred..................................................    (7)    18     14
Foreign:
  Current...................................................     1      1      4
                                                              ----   ----   ----
Total Income Tax Expense/(Benefit)..........................  $(29)  $222   $310
                                                              ====   ====   ====

     The reconciliations of income tax computed at the United States federal statutory tax rates to income tax expense/(benefit) for the years ended December 31, 2001, 2000 and 1999 are as follows (in millions):

                                                    AMOUNT             PERCENTAGE
                                              ------------------   ------------------
                                              2001   2000   1999   2001   2000   1999
                                              ----   ----   ----   ----   ----   ----
Income tax expense/(benefit) at United
  States statutory rates....................  $(40)  $199   $279   35.0%  35.0%  35.0%
State income tax expense/ (benefit) (net of
  federal benefit)..........................    (2)    10     12    1.8    1.8    1.5
Meals and entertainment disallowance........    11     10     11   (9.7)   1.8    1.3
Other.......................................     2      3      8   (1.9)   0.3    1.1
                                              ----   ----   ----   ----   ----   ----
Income tax expense/(benefit), net...........  $(29)  $222   $310   25.2%  38.9%  38.9%
                                              ====   ====   ====   ====   ====   ====

                           CONTINENTAL AIRLINES, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets as of December 31, 2001 and 2000 are as follows (in millions):

                                                               2001     2000
                                                              ------   ------
Spare parts and supplies, fixed assets and intangibles......  $  967   $  812
Deferred gain...............................................      68       67
Capital and safe harbor lease activity......................      99       90
Other, net..................................................     115       95
                                                              ------   ------
Gross deferred tax liabilities..............................   1,249    1,064
                                                              ------   ------
Accrued liabilities.........................................    (374)    (223)
Net operating loss carryforwards............................    (532)    (366)
Investment tax credit carryforwards.........................     (27)     (45)
Minimum tax credit carryforward.............................     (43)     (43)
                                                              ------   ------
Gross deferred tax assets...................................    (976)    (677)
                                                              ------   ------
Valuation allowance.........................................     245      263
                                                              ------   ------
Net deferred tax liability..................................     518      650
Less: current deferred tax asset............................    (192)    (137)
                                                              ------   ------
Non-current deferred tax liability..........................  $  710   $  787
                                                              ======   ======

     At December 31, 2001, we had estimated tax net operating losses ("NOLs") of $1.5 billion for federal income tax purposes that will expire through 2022 and federal investment tax credit carryforwards of $27 million that will expire in 2002. Due to our ownership change on April 27, 1993, the ultimate utilization of our NOLs and investment tax credits may be limited. Reflecting this limitation, we had a valuation allowance of $245 million and $263 million at December 31, 2001 and 2000, respectively. The change in valuation allowance during 2001 relates to previously reserved credits that expired in 2001 resulting in the removal of both the deferred tax asset and the related valuation allowance.

     We have consummated several transactions that resulted in the recognition of NOLs of our predecessor. To the extent we were to determine in the future that additional NOLs of our predecessor could be recognized in the accompanying consolidated financial statements, such benefit would reduce the value ascribed to routes and airport operating rights.

NOTE 12 -- FLEET IMPAIRMENT LOSSES, SEVERANCE AND OTHER SPECIAL CHARGES

     In 2001, we recorded a $146 million charge for fleet impairment losses, severance and other special charges including a fleet impairment loss of approximately $61 million associated primarily with the impairment of various owned aircraft and spare engines. The aircraft in the impairment include all of our owned DC-10-30, ATR-42, EMB-120 and Boeing 747 and 727 aircraft.

     As a result of the evaluations that were performed, we determined that the expected cash flows are not sufficient to recover the carrying value of the assets, and therefore these aircraft are impaired as defined by SFAS 121. Consequently, the original cost basis of these aircraft and related items was reduced to reflect their estimated fair market value. In determining the fair market value of these assets, we considered recent transactions involving sales of similar aircraft and market trends in aircraft dispositions.

                           CONTINENTAL AIRLINES, INC.

     We also recorded a special charge in 2001 totaling $63 million for the following:

          (a) As a result of the reduced operations and company-wide furloughs of approximately 8,000 employees resulting from the September 11, 2001 terrorist attacks, some employees accepted company-offered one-year leaves of absence, which included continued medical coverage and retirement plan credit. Costs associated with these leaves of absence, together with severance for furloughed employees, resulted in our recording a charge of $29 million.

          (b) As a result of the reduced operations and issues arising out of the terrorist attacks of September 11, 2001 and their aftermath, we accrued $17 million for additional costs associated with the closure and nonutilization of certain facilities and for some of our uncollectible receivables.

          (c) We accrued $17 million of additional costs for remediation of environmental contamination at various airport locations. Amounts recorded are based on preliminary third-party environmental studies and our current assessments of the ultimate outcome and the likelihood of receipt of insurance proceeds covering such costs, and accordingly, could increase or decrease as these assessments change.

     These charges are recorded in Fleet impairment losses, severance and other special charges in the accompanying consolidated statements of operations.

     Also, in September 2001, and as a consequence of the September 11, 2001 terrorist attacks, we recorded a special non-operating charge of $22 million related to the impairment of investments in some of our affiliates and the uncollectibility of related notes receivable. This charge is included in Non-operating Income (Expense) -- Other, in the accompanying consolidated statements of operations.

     In 1999, we made the decision to accelerate the retirement of six DC-10-30 aircraft and other items in 1999 and the first half of 2000 and to dispose of related excess inventory. In addition, the market value of certain Boeing 747 aircraft that we no longer operated had declined. As a result of these items and certain other fleet-related items, we recorded a fleet disposition/impairment loss of $81 million in 1999. Approximately $52 million of the $81 million charge related to the impairment of owned or capital leased aircraft and related inventory held for disposal with a carrying amount of $77 million. The remaining $29 million of the charge related primarily to costs expected to be incurred related to the return of leased aircraft.

     Significant activity related to these accruals during the years ended December 31, 2001, 2000 and 1999 were limited to cash payments incurred.

NOTE 13 -- STABILIZATION ACT GRANT

     On September 21, 2001, Congress passed, and the President subsequently signed into law, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act"), which provides, among other matters, for $5 billion in payments to compensate U.S. air carriers for losses incurred by the air carriers as a result of the September 11, 2001 terrorist attacks. We recognized a $417 million grant under the Stabilization Act for the year ended December 31, 2001, approximately $354 million of which we received in cash. We expect to receive the remaining cash in the first quarter of 2002. The grant is for the direct losses incurred beginning on September 11, 2001, resulting from the FAA grounding, and for incremental losses incurred through December 31, 2001 as a direct result of the attacks. The grant is included in Stabilization Act grant in the accompanying consolidated statements of operations.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

     PURCHASE COMMITMENTS. We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of December 31, 2001, we had firm commitments for 87 aircraft from Boeing, with an estimated cost of approximately $3.7 billion, after giving effect to the rescheduling

                           CONTINENTAL AIRLINES, INC.

discussed below. We expect that 20 of these aircraft will be delivered between January 2002 and May 2002. Thirteen of these 20 aircraft have been pre-financed, and we expect to finance the remaining seven aircraft. We have agreed with Boeing to reschedule deliveries of the remaining 67 aircraft so that they will be delivered between late 2003 and mid 2008. We do not have backstop financing from Boeing or any other financing currently in place for the remaining 67 aircraft. In addition, at December 31, 2001, we had firm commitments to purchase 22 spare engines related to the new Boeing aircraft for approximately $128 million, which will be deliverable through March 2005. Further financing will be needed to satisfy our capital commitments for our aircraft and aircraft-related expenditures such as engines, spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Deliveries of new Boeing aircraft are expected to increase aircraft rental, depreciation and interest costs while generating cost savings in the areas of maintenance, fuel and pilot training.

     As of December 31, 2001, our ExpressJet Airlines subsidiary had firm commitments for 137 Embraer regional jets with options for an additional 100 Embraer regional jets exercisable through 2007. ExpressJet anticipates taking delivery of 51 regional jets in 2002. The estimated cost of our firm commitments for Embraer regional jets is approximately $2.6 billion. We will not have any obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to us.

     FINANCINGS AND GUARANTEES. In August 2001, the City of Houston completed the offering of $324 million aggregate principal amount of tax-exempt special facilities revenue bonds to finance the construction of Terminal E at Bush Intercontinental Airport. In connection therewith, we entered into a long-term lease with the City of Houston requiring that upon completion of construction, with limited exceptions, we will make rental payments sufficient to service the related tax-exempt bonds through their maturity in 2029. Approximately $27 million of the bond proceeds have been expended as of December 31, 2001. During the construction period, we maintain certain risks related to our own actions or inactions while managing portions of the construction. Potential obligations associated with these risks are generally limited based upon certain percentages of construction costs incurred to date. We have also entered into a binding corporate guaranty with the bond trustee for the repayment of the principal and interest on the bonds that becomes effective upon the occurrence of the completion of construction, our failure to comply with the lease agreement (which is within our control), or our termination of the lease agreement. Further, we have not assumed any condemnation risk, any casualty event risk (unless caused by us), or risk related to certain overruns (and in the case of cost overruns, our liability for the project would be limited to 89.9% of the capitalized costs) during the construction period. Accordingly, we are not considered the owner of the project and, therefore, have not capitalized the construction costs or recorded the debt obligation in our consolidated financial statements.

     Proceeds from pass-through certificates can be used to fund the debt portion of a leveraged lease between a third-party lessor and us or to finance the purchase of an owned aircraft by us. Prior to the delivery of the aircraft, the proceeds are being held in a restricted depositary account that is bankruptcy-protected from our creditors, as well as from us in the event the bank holding the depositary account were to file for bankruptcy. Additionally, if we choose not to draw on the depositary account, the proceeds will be distributed back to the certificate holders without any penalty to us. Subsequent to the delivery of the aircraft, the proceeds will be used by third-party lessors to fund the debt portion of leveraged leases or to finance the purchase of owned aircraft by us, at which time either operating lease commitments for leased aircraft will be disclosed in the notes to our consolidated financial statements or owned aircraft and the related debt obligations will be reflected in our consolidated balance sheets. As of December 31, 2001, approximately $655 million of the proceeds remained on deposit. The restricted cash and related debt are not reflected in our consolidated financial statements as they are neither our assets nor liabilities. If any funds remain as deposits at the end of the specified delivery periods, those funds will be distributed back to the certificate holders without payment or penalty to us.

                           CONTINENTAL AIRLINES, INC.

     We are the guarantor of approximately $1.6 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon. These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies.

     We remain contingently liable until December 1, 2015, for US Airways, Inc.'s obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of principal and interest on $189 million par value special facilities revenue bonds issued by the Port Authority, which amount is included in our total $1.6 billion guaranteed obligations described above. If US Airways defaulted on these obligations, we could be required to cure the default, at which time we would have the right to occupy the terminal.

     We have cargo facilities at Los Angeles International Airport, which we sublease to another carrier. If the carrier failed to comply with its obligations under the sublease, we would be required to perform those obligations. We have guaranteed the repayment of principal and interest on $24 million par value bonds related to this facility, which amount is included in our total $1.6 billion guaranteed obligations described above.

     EMPLOYEES. Approximately 44% of our employees are covered by collective bargaining agreements. Collective bargaining agreements between us and our mechanics and between both us and ExpressJet and our respective pilots are amendable in January 2002 and October 2002, respectively. In addition, collective bargaining agreements between CMI and its mechanics and fleet and passenger service employees were amendable in March 2001. Negotiations were deferred due to the economic uncertainty following the September 11, 2001 terrorist attacks. Negotiations have recommenced with the International Brotherhood of Teamsters in the first quarter of 2002 and are scheduled to commence with the Air Line Pilots Association in the summer of 2002. We continue to believe that mutually acceptable agreements can be reached with such employees, although the ultimate outcome of the negotiations is unknown at this time.

     OTHER. We expect that our net cash outlays for 2002 capital expenditures, exclusive of fleet plan requirements, will total approximately $200 million, primarily relating to software application and automation infrastructure projects, aircraft modifications, passenger terminal facility improvements and office, maintenance, telecommunications and ground equipment.

     As of December 31, 2001, we had 59 jet aircraft and 18 turboprop aircraft out of service from our fleet. The majority of these aircraft have been temporarily removed from service and we will continue to evaluate whether to return these temporarily grounded aircraft to service, which will primarily depend on demand and yield in the coming months. It is possible that all or a significant portion of these temporarily grounded aircraft will be permanently removed from service at a later date, which would result in special charges for impairment and lease exit costs. We could suffer additional impairment of operating aircraft and other long-lived assets in the future if the economic environment in which we operate does not continue to improve or further deteriorates due to unforeseen circumstances. The special charges for all or a significant portion of the temporarily grounded aircraft would, and any additional special charges for impairment of operating aircraft and other long-lived assets could, be material.

     ENVIRONMENTAL MATTERS. In the third quarter of 2001, we recorded a $17 million charge, net of anticipated insurance recoveries, to provide additional reserves for potential environmental remediation costs. Reserves for estimated losses from environmental remediation are based primarily on third-party environmental studies and estimates as to the extent of the contamination and the nature of required remedial actions. Anticipated insurance proceeds are recorded as a receivable. Although we believe, based on currently available information, that our reserves for potential environmental remediation costs in excess of anticipated insurance proceeds are adequate, reserves could be adjusted as further information develops or circumstances change. In addition, certain of our insurers have denied coverage for environmental

                           CONTINENTAL AIRLINES, INC.

matters. We have sued them for coverage, and they have counterclaimed against us. We cannot currently calculate the increase that might be required in our environmental reserves or predict the outcome of our insurance dispute. However, we do not expect these items to materially impact our liquidity or our results of operations.

     LEGAL PROCEEDINGS. On July 25, 2000, a Concorde aircraft operated by Air France crashed shortly after takeoff from France's Charles de Gaulle airport, killing 114 people, most of whom were tourists on board the chartered aircraft, which was also destroyed. The final investigative report of the French authorities issued January 15, 2002, suggests that one of the aircraft's tires burst after running over a small piece of metal believed by investigators to have come from one of our DC-10 aircraft that had taken off on the same runway a short time before the Concorde and that portions of the resulting debris struck the underside of a wing of the aircraft which caused the rupture of a fuel tank, leading to a fire and the crash.

     Several lawsuits involving us are pending in connection with the accident. These cases are in preliminary stages. Although the outcome of these suits or any future litigation cannot be known at this time, our costs to defend these matters and, we believe, any potential liability exposure are covered by insurance. Consequently, we do not expect this litigation or any additional suits that may arise from the accident to have a material adverse effect on our financial position or results of operations.

     We and/or certain of our subsidiaries are defendants in various lawsuits, including suits relating to certain environmental claims, and proceedings arising in the normal course of business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations and cash flows, it is our opinion, after consulting with counsel, that the ultimate disposition of such suits will not have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 15 -- RELATED PARTY TRANSACTIONS

     The following is a summary of significant related party transactions that occurred during 2001, 2000 and 1999, other than those discussed elsewhere in the Notes to Consolidated Financial Statements.

     In December 2000, we sold our remaining investment in America West Holdings Corporation, a company in which David Bonderman and William Price, two of our directors, indirectly control a significant voting interest. We and America West Airlines, Inc., a subsidiary of America West Holdings Corporation entered into a series of agreements during 1994 related to code-sharing and ground handling that have created substantial benefits for both airlines. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, we paid America West $25 million, $28 million and $25 million in 2001, 2000 and 1999, respectively, and America West paid Continental $30 million, $33 million and $31 million in 2001, 2000 and 1999, respectively.

     In November 2000, we entered into a number of agreements with Northwest Airlines Corporation and some of its affiliates under which we would repurchase most of our Class A common stock owned by Northwest. In November 1998, we began implementing a long-term global alliance with Northwest Airlines, Inc. involving extensive code-sharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Northwest $486 million (including $450 million related to the repurchase of our Class A shares), $10 million and $7 million in 2001, 2000 and 1999, respectively, and Northwest paid us $19 million, $14 million and $9 million in 2001, 2000 and 1999, respectively.

     Also in November 2000, we entered into an agreement to pay 1992 Air, Inc. $10 million in cash for its sale to us of its right of first offer to purchase the shares of Class A common stock that we purchased from Northwest. This amount was paid in January 2001 in connection with our purchase of those shares. 1992 Air, Inc. is an affiliate of David Bonderman, one of our directors.

                           CONTINENTAL AIRLINES, INC.

     During December 1999, we entered into an equipment sales agreement with Copa for $8 million. The resulting note receivable is payable in quarterly installments through October 2002. The services provided are considered normal to the daily operations of both airlines. Copa paid us $0, $8 million and $4 million in 2001, 2000 and 1999, and we paid Copa approximately $1 million in each of 2001, 2000 and 1999.

     In connection with our investment in Gulfstream, we purchased from Gulfstream, a ten-year $10 million convertible note, payable in quarterly installments of principal and interest totaling $0.4 million. We also purchased a short-term $3 million secured note, with interest paid quarterly. During 2001, 2000 and 1999, we paid Gulfstream $3 million, $1 million and $1 million, respectively, and Gulfstream paid us $2 million, $16 million and $13 million, respectively, for services considered normal to the daily operations of both airlines.

     Also during December 1999, under a sale and leaseback agreement with Gulfstream, ExpressJet sold 25 Beech 1900-D aircraft to Gulfstream in exchange for Gulfstream's assumption of $81 million in debt. In addition, we have guaranteed approximately $17 million of debt for Gulfstream as of December 31, 2001.

     In 2000, we entered into a marketing agreement with CIMO, Inc. (d/b/a Hotwire), a web-based travel services company. Two of our directors, David Bonderman and William Price, indirectly control significant equity interests in Hotwire. As of December 31, 2001, we owned approximately 9% of the equity interest in Hotwire. We sold Hotwire approximately $19 million and $1 million of air travel tickets during 2001 and 2000, respectively. Other airlines also own equity interests in Hotwire, and also sell air travel tickets to Hotwire. The distribution services provided by Hotwire are considered normal to the daily operations of both Hotwire and us.

     In 2001, Orbitz, a comprehensive travel planning website, in which we have an 11% equity interest, became available to customers. We paid Orbitz approximately $2 million for services during 2001 and consumers booked approximately $55 million of air travel on us via Orbitz. Other airlines also own equity interests in Orbitz and distribute air travel tickets through Orbitz. The distribution services provided by Orbitz are considered normal to the daily operations of both Orbitz and us.

NOTE 16 -- SEGMENT REPORTING

     Information concerning operating revenues by principal geographic areas is as follows (in millions):

                                                              2001     2000     1999
                                                             ------   ------   ------
Domestic (U.S.)............................................  $6,108   $6,835   $6,066
Atlantic...................................................   1,179    1,370    1,102
Latin America..............................................   1,024    1,022      860
Pacific....................................................     658      672      611
                                                             ------   ------   ------
                                                             $8,969   $9,899   $8,639
                                                             ======   ======   ======

     We attribute revenue among the geographical areas based upon the origin and destination of each flight segment. Our tangible assets consist primarily of flight equipment, which is mobile across geographic markets and, therefore, has not been allocated. We have one reportable operating segment (air transportation).

                           CONTINENTAL AIRLINES, INC.

NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited summarized financial data by quarter for 2001 and 2000 is as follows (in millions, except per share data):

                                                          THREE MONTHS ENDED
                                            -----------------------------------------------
                                            MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                            --------   -------   ------------   -----------
2001
Operating revenue.........................   $2,451    $2,556       $2,223        $1,739
Operating income (loss)...................       76       137           87          (156)
Nonoperating income (expense), net........      (57)      (57)         (75)          (69)
Net income (loss).........................        9        42            3          (149)
Basic earnings (loss) per share(a)........   $ 0.17    $ 0.77       $ 0.06        $(2.58)
                                             ======    ======       ======        ======
Diluted earnings (loss) per share(a)......   $ 0.16    $ 0.74       $ 0.05        $(2.58)
                                             ======    ======       ======        ======
2000
Operating revenue.........................   $2,277    $2,571       $2,622        $2,429
Operating income..........................       63       286          263           117
Nonoperating income (expense), net........      (40)      (36)         (39)          (43)
Net income................................       14       149          135            44
Basic earnings per share:
  Income before extraordinary charge......   $ 0.21    $ 2.52       $ 2.29        $ 0.74
  Extraordinary charge, net of tax........       --     (0.08)       (0.03)           --
                                             ------    ------       ------        ------
  Net income(a)...........................   $ 0.21    $ 2.44       $ 2.26        $ 0.74
                                             ======    ======       ======        ======
Diluted earnings per share:
  Income before extraordinary charge......   $ 0.21    $ 2.46       $ 2.24        $ 0.70
  Extraordinary charge, net of tax........       --     (0.07)       (0.03)           --
                                             ------    ------       ------        ------
  Net income(a)...........................   $ 0.21    $ 2.39       $ 2.21        $ 0.70
                                             ======    ======       ======        ======

---------------

(a) The sum of the four quarterly earnings per share amounts does not agree with the earnings per share as calculated for the full year due to the fact that the full year calculation uses a weighted average number of shares based on the sum of the four quarterly weighted average shares divided by four quarters.

     During the fourth quarter of 2001, we recorded a special charge totaling $61 million related to fleet impairment and other charges. In addition, we recognized a $174 million grant under the Stabilization Act.

     During the third quarter of 2001, we recorded a special charge totaling $63 million which included costs associated with furloughs and company-offered leaves, a charge for environmental remediation and costs associated with the closure and nonutilization of certain facilities and for some of our uncollectible receivables. In addition, we recorded a special non-operating charge of $22 million related to the impairment of investments in some of our affiliates and the uncollectibility of related notes receivable. Also in the third quarter of 2001, we recognized a $243 million grant under the Stabilization Act.

     During the fourth quarter of 2000, we recorded a $6 million gain ($9 million pre-tax) on the sale of our right of first refusal to purchase certain shares of, and our remaining investment in, America West Holdings Corporation.

                           CONTINENTAL AIRLINES, INC.

     During the third quarter of 2000, we repurchased the remainder of our 9 1/2% senior unsecured notes, in addition to the early extinguishment of other debt, resulting in a $2 million extraordinary charge (net of income tax benefit) for early debt repayment.

     During the second quarter of 2000, we repurchased $188 million of our 9 1/2% senior unsecured notes, in addition to the early extinguishment of other debt, resulting in a $4 million extraordinary charge (net of income tax benefit) for early debt repayment.

                           CONTINENTAL AIRLINES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 17, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes Gordon M. Bethune, Jeffery A. Smisek, Jennifer L. Vogel and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on April 17, 2002, and at any adjournment or adjournments thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES. AS EXPLAINED ON THE OTHER SIDE OF THIS PROXY, YOU MAY VOTE BY INTERNET OR BY TELEPHONE, OR YOU MAY EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1) AND "FOR" PROPOSAL 2.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                                                                                                                  PLEASE MARK
                                                                                                                  YOUR VOTES AS  [X]
                                                                                                                  INDICATED IN
                                                                                                                  THIS EXAMPLE

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NAMED
AND "FOR" PROPOSAL 2.


                                            FOR all nominees           WITHHOLD           Please mark this box ONLY if stock
1. Election of Directors:                  listed to the left          AUTHORITY          owned of record or beneficially by
                                           (except as marked    to vote for all nominees  you is owned or controlled by          [ ]
01 Thomas J. Barrack, Jr., 02 Gordon        to the contrary)       listed to the left     persons who are not U.S. citizens
M. Bethune, 03 David Bonderman,                                                           (as defined in the Proxy Statement).
04 Kirbyjon H. Caldwell, 05 Patrick               [ ]                     [ ]
Foley, 06 Lawrence W. Kellner,                                                            Please disregard the following if
07 Douglas H. McCorkindale,                                                               you have previously provided your
08 George G. C. Parker, 09 Richard                                                        consent decision.
W. Pogue, 10 William S. Price III,                                                                                               [ ]
11 Donald L. Sturm, 12 Karen Hastie                                                       By checking the box to the right, I
Williams, 13 Charles A. Yamarone.                                                         consent to future delivery of annual
                                                                                          reports, proxy statements,
(Instruction: To withhold authority to vote for any nominee, write that                   prospectuses and other materials and
nominee's name on the line below.)                                                        stockholder communications
                                                                                          electronically via the internet at a
--------------------------------------------------------------------------------          webpage which will be disclosed to me.
                                                                                          I understand that the Company may no
                                                FOR     AGAINST    ABSTAIN                longer distribute printed materials
                                                                                          to me from any future stockholder
2. Ratification of Independent Auditors:        [ ]       [ ]        [ ]                  meeting until such consent is revoked.
                                                                                          I understand that I may revoke my
                                                                                          consent at any time by contacting the
                                                                                          Company's transfer agent, Mellon
                                                                                          Investor Services LLC, Ridgefield Park,
                                                                                          NJ 07660 and that costs normally
                                                                                          associated with electronic delivery,
                                                                                          such as usage and telephone charges as
                                                                                          well as any costs I may incur in
                                                                                          printing documents, will be my
                                                                                          responsibility.




SIGNATURE OF STOCKHOLDER(S)                                TITLE (IF APPLICABLE)                                DATE
                           -------------------------------                      -------------------------------     ----------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.